SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CENTERSTATE BANKS, INC.

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CENTERSTATE BANKS, INC.

March 25, 2010

TO THE SHAREHOLDERS OF

CENTERSTATE BANKS, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of CenterState Banks, Inc. which will be held at the Omni Orlando Resort at ChampionsGate, 1500 Masters Boulevard, ChampionsGate, Florida 33896, on Monday, May 10, 2010 beginning at 10:00 a.m.

At the Annual Meeting you will be asked to consider and vote upon the reelection of the directors to serve until the next Annual Meeting of Shareholders. You also will consider and vote upon such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

We hope you can attend the meeting and vote your shares in person. In any case, we would appreciate your completing the enclosed proxy and returning it to us. This action will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the meeting, you may vote your shares in person.

We want to thank you for your support during the past year. If you have any questions about the Proxy Statement, please do not hesitate to call us.

Sincerely,

/s/ Ernest S. Pinner

Ernest S. Pinner
Chairman, President and Chief Executive Officer

CENTERSTATE BANKS, INC.

42745 U.S. HIGHWAY 27

DAVENPORT, FL 33837

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 10, 2010

Notice is hereby given that the Annual Meeting of Shareholders of CenterState Banks, Inc. (“CenterState”) will be held at the Omni Orlando Resort at ChampionsGate, 1500 Masters Boulevard, ChampionsGate, Florida 33896, on Monday, May 10, 2010 beginning at 10:00 a.m. (“Annual Meeting”), for the following purposes:

1.	Elect Directors. To elect directors to serve until the Annual Meeting of Shareholders in 2011.

2.	Other Business. To transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 3, 2010 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed proxy to CenterState in the accompanying envelope. The proxy may be revoked by the person executing the proxy at any time before it is exercised by filing with the Secretary of CenterState an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ernest S. Pinner

Ernest S. Pinner
March 25, 2010	Chairman, President and Chief Executive Officer

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 10, 2010

The proxy statement and 10K report to shareholders are available at www.centerstateproxy.com

YOUR VOTE IS IMPORTANT

Please vote as promptly as possible by signing, dating and returning the enclosed Proxy Card

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

CENTERSTATE BANKS, INC.

TO BE HELD ON

MAY 10, 2010

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of CenterState Banks, Inc. (“we,” “our,” “us,” “CenterState,” or “CenterState Holding Company”) in connection with the solicitation of proxies by the Board of Directors of CenterState from holders of our outstanding shares of the $.01 par value common stock (“CenterState common stock”) for use at the Annual Meeting of Shareholders of CenterState to be held on Monday, May 10, 2010, and at any adjournment or postponement thereof (“Annual Meeting”). The Annual Meeting is being held to elect directors to serve until the Annual Meeting of Shareholders in 2011, and transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Our Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. This Proxy Statement is dated March 25, 2010, and it and the accompanying notice and form of proxy are first being mailed to our shareholders on or about March 25, 2010.

Our principal executive office is located at 42745 U.S. Highway 27, Davenport, Florida 33837. Our telephone number at such office is (863) 419-7750.

Record Date, Solicitation and Revocability of Proxies

Our Board of Directors has fixed the close of business on March 3, 2010, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of CenterState common stock at the close of business on such date will be entitled to vote at the Annual Meeting. At the close of business on such date, there were 25,778,229 shares of CenterState common stock outstanding and entitled to vote held by approximately 979 registered shareholders of record, as reported by our transfer agent, Continental Stock Transfer & Trust Company. Holders of CenterState common stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of CenterState common stock held of record at the close of business on March 3, 2010. The affirmative vote of the holders of a plurality of shares of CenterState common stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of directors.

Shares of CenterState common stock represented by a properly executed proxy, if such proxy is received prior to the vote at the Annual Meeting and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CENTERSTATE COMMON STOCK WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF CENTERSTATE OF THE NOMINEES LISTED BELOW, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Secretary, (ii) properly submitting to our Secretary a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: CenterState Banks, Inc., 42745 U.S. Highway 27, Davenport, Florida 33837, Attention: Ernest S. Pinner, Chairman, President and Chief Executive Officer.

A copy of our 2009 Annual Report to Shareholders, including financial statements as of and for the years ended December 31, 2009 and 2008, accompanies this Proxy Statement.

Internet Availability of Proxy Materials

Under rules recently adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card or voting instruction form sent to stockholders of record.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Annual Meeting is being held to elect directors to serve a one- year term of office. Each of our directors serves for a term expiring at the next Annual Meeting of Shareholders, and until his or her successor is duly elected and qualified. Accordingly, the terms of each member of the Board expire at the Annual Meeting and, therefore, such individuals are standing for reelection to a one-year term expiring at the Annual Meeting of Shareholders in 2011.

All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for the election of the nominees listed below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF THE NOMINEES LISTED BELOW.

The following tables set forth the name and age of each nominee or director continuing in office, a description of his or her position and offices with CenterState other than as a director, if any, and a description of his or her principal occupation and business experience during at least the last five years. As to our directors, the following tables also set forth the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director of CenterState. Each of the following individuals, except G. Tierso Nunez II, Frank M. Foster, Jr. and Gail Gregg-Strimenos, is also serving as a director of either, CenterState Bank Central Florida, N.A., CenterState Bank N.A., CenterState Bank of Florida, N.A., or Valrico State Bank, which are wholly-owned subsidiaries of CenterState. For information concerning compensation of directors, membership on committees of the Board of Directors, number of meetings held and director attendance history, see “DIRECTOR COMPENSATION.”

James H. Bingham, (Age: 61); Year first elected a Director: 1999;   Mr. Bingham is President of Concire Centers, Inc., a commercial real estate development company, and has been actively involved with the acquisition and development of commercial real estate throughout Florida throughout his career. Mr. Bingham was a founding director of CenterState and served as a director for over ten years. He also has twenty years experience as a director of CenterState Bank, N.A., one of the initial three banks which were merged together to form the Company. Mr. Bingham’s thirty plus years experience in the real estate business, from the perspective of both the borrower and lender, is a valuable resource and insight that is shared with the Board as it sets real estate lending strategy and policy.

G. Robert Blanchard, Jr., (Age: 46); Year first elected a Director: 2005;   Mr. Blanchard is Chairman and President of WRB Enterprises, Inc., a diversified holding company. Mr. Blanchard served as a director of The Bank of Tampa, an $800 million commercial bank in Tampa, Florida, for many years. He has served as a director of CenterState since 2005, and is also a director of CenterState Bank, N.A., one of the initial three banks which were merged together to form the Company. He also was a founding director of CenterState Bank of Florida, N.A., which the Company acquired in 2002. In addition to his many years experience as a director of various banks, Mr. Blanchard also contributes his organizational skills and experience from operating a variety of corporations.

C. Dennis Carlton, (Age: 57); Year first elected a Director: 2008;   Mr. Carlton is President and owner of Mid-State Realty Company (1975 - present) and a cattle rancher and citrus grower (1976 – present). He is also a director of Farm Credit of Central Florida, an active investor in central Florida real estate, including citrus groves, land acquisition and development, office buildings and mini warehouses. Mr. Carlton was a founding director of Valrico State Bank, and has served as a director on its board for over twenty years. Mr. Carlton is highly skilled and knowledgeable about real estate in central Florida and his insight and opinion regarding real estate values is a valuable resource which is frequently used by the Board and the Company.

Frank M. Foster, Jr., (Age 67); Year first elected a Director: 2006;   Mr. Foster is a retired executive, past CEO and Chairman of a publicly traded corporation, Diagonal Data Corp (1982–1991), past Chairman of Openware Technologies and past director of Rehab Management Systems. He was also member of the Advisory Board of First Union National Bank. In addition to being a director of the Company since 2006, Mr. Foster was also a director of CenterState Bank of Florida, N.A., which was acquired by the Company in 2002. Mr. Foster contributes his many years of experience as an entrepreneur and his skills for formulating and evaluating business strategies.

Bryan W. Judge, (Age 82); Year first elected a Director: 1999;   Mr. Judge is a WWII veteran and graduate of the University of Florida. He has 40 years experience in diary farming, agricultural management, real estate, investor and retail sales development. Mr. Judge was a founding director of CenterState and served as a director for over ten years. He also has twenty years experience as a director of CenterState Bank Central Florida, N.A., one of the initial three banks which were merged together to form the Company. Mr. Judge’s perspective of business in general and the real estate market in particular over the last half of the past century is a valuable contribution to the Board as it determines strategic direction for the future.

Samuel L. Lupfer, IV, (Age 54); Year first elected a Director: 1999;   Mr. Lupfer is a highly experienced and skilled insurance executive. He was President and majority owner of Lupfer-Frakes Insurance (1991 - 2003), Divisional President of Bouchard Insurance (2003 to 2008), divested his ownership in Bouchard Insurance during 2009 and resigned from the Bouchard Board of Directors. Currently he is an employee of Bouchard managing certain Bouchard insurance accounts, including CenterState. Mr. Lupfer was a founding director of CenterState and also a founding director of CenterState Bank Central Florida, N.A., one of the initial three banks which were merged together to form the Company. In addition to his experience as a bank director and business executive, Mr. Lupfer contributes his skill, experience and knowledge of insurance and managing risk.

Lawrence W. Maxwell, (Age 65); Year first elected a Director: 2002;   Mr. Maxwell is Chairman of Century Realty Funds, Inc., a residential and commercial real estate company. He is actively involved with the acquisition and development of commercial and residential real estate throughout central Florida, including building and managing commercial real estate, strip shopping centers, single family housing developments, gated active adult communities, golf courses, mobile home parks and other unique real estate developments. Mr. Maxwell was a director of CenterState since 2002. He is also a founding director of CenterState Bank of Florida, N.A., which the Company acquired in 2002. In addition to his visionary and entrepreneurial skills, he brings many years of experience in the real estate business, from the perspective of both borrower and lender, and, his knowledge, experience and insight is shared with the Board as it sets the Company’s strategy and policy.

Rulon D. Munns, (Age 60); Year first elected a Director: 2006;   Mr. Munns is an attorney and shareholder of the law firm, Bogin, Munns & Munns. He is also the owner of various small businesses and real estate investment companies. Mr. Munns was a director of the Company since 2006. He was also a director of CenterState Bank MidFlorida, N.A., which was acquired by the CenterState in 2006. In addition, Mr. Munns is also a director of CenterState Bank, N.A., one of the initial three banks which were merged together to form the Company. As an attorney, he contributes his experience and skill as a board resource primarily as it relates to real estate related law, as well as a businessman and entrepreneur.

G. Tierso Nunez II, (Age 56); Year first elected a Director: 2004;   Mr. Nunez is a certified public account and auditor with 33 years experience including a variety of financial institutional experience. Since 1992, he has been President and majority owner of GT Nunez & Associates, P.A., a certified public accounting firm. Mr. Nunez has been a board member since 2004, at which time the Company was required to implement Section 404 of the Sarbanes-Oxlely Act of 2002. The board needed to recruit a qualified CPA with financial institution experience to fill the requirement of “financial expert” on the board’s audit committee. Mr. Nunez has served on the audit committee since 2004, and has been designated as the financial expert pursuant to the Sarbanes-Oxley Act of 2002.

Thomas E. Oakley, (Age 67); Year first elected a Director: 2002;   Mr. Oakley is President of Oakley Groves, Inc., an integrated citrus business including grove ownership, grove management and trucking company related to the distribution of citrus products. He was also a past director of Alico, Inc., a public company (agricultural and land management business) (1992 - 2005). Mr. Oakley was a director of CenterState since 2002. He was also a founding director of CenterState Bank of Florida, N.A., which was acquired by CenterState in 2002. Mr. Oakley serves on the audit committee, chairs the compensation committee and chairs the nominating committee. Mr. Oakley energetically contributes his many years of experience as an entrepreneur and his skills for formulating and evaluating business strategies.

Ernest S. Pinner, (Age 62); Year first elected a Director: 2002;   Mr. Pinner is Chairman of the Board, Chief Executive Officer and President of CenterState. He has been actively involved in the banking business in Central Florida over the past forty years. Mr. Pinner is also the chairman and/or director of each of the Company’s four subsidiary banks. He was the founding President and CEO of CenterState Bank of Florida, N.A., which was acquired by the Company in 2002. He was a director of CenterState Bank MidFlorida, N.A., which was acquired by the Company in 2006. Prior to joining the CenterState group in 1999, he had a lengthy career with First Union Bank and was the area President and Senior Vice President of First Union National Bank between 1986 and 1999. Mr. Pinner brings a lifetime of banking experience to the Board of Directors of CenterState.

J. Thomas Rocker, (Age 67); Year first elected a Director: 1999;   Mr. Rocker is a retired executive and investor. Between 1970 and 2001, he was the CEO and owner of Arctic Services, Inc. Mr. Rocker was a founding director of CenterState. He was also a founding director of the First National Bank of Polk County in 1992, one of the initial three banks which were merged together to form the Company. Mr. Rocker also is a current director of CenterState Bank of Florida, N.A., the Company’s largest subsidiary bank. Mr. Rocker chairs the audit committee and is a member of the compensation committee. Mr. Rocker contributes his many years of experience as an entrepreneur and his skills for formulating and evaluating business strategies.

Gail Gregg-Strimenos, (Age 62); Year first elected a Director: 2006;   Ms. Gregg-Strimenos is an interior designer and is Chairman of the Board of Family Dynamics and 1st Impression Design, LLC. Ms. Stremenos was a founding director of CenterState Bank MidFlorida, which was acquired by the Company in 2006. She was also a director of CenterState Bank, N.A. Ms. Strimenos serves on the compensation committee and the nominating committee. Ms. Strimenos contributes her many years of experience as an entrepreneur and her skills and insights in formulating and evaluating business strategies.

Director Independence

CenterState’s common stock is listed on the Nasdaq Global Select Market. Nasdaq requires that a majority of CenterState’s directors be “independent,” as defined by the Nasdaq’s rules. The Board of Directors has determined that a majority of our directors are independent. In determining director independence, the Board considers all relevant facts and circumstances, including the Nasdaq rules. The Board considers the issue not only from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. The Board of Directors has determined that the following eleven of our thirteen directors are independent under the Nasdaq guidelines: Messrs. Bingham, Carlton, Foster, Gregg-Strimenos, Judge, Munns, Nunez, Oakley, Rocker, Blanchard and Lupfer. Although Messrs. Lupfer and Munns are independent pursuant to the Nasdaq guidelines, they are not considered independent pursuant to the Sarbanes-Oxley Act of 2002, and as such are not permitted to be an audit committee member (see, “CERTAIN RELATED TRANSACTIONS” included in this proxy statement). As a member of management, Mr. Pinner is not considered independent. The other non-management director, who is not considered independent because of his prior or current business relationships with CenterState, is Mr. Maxwell, who continues to participate in the Board’s activities and provide valuable insights and advice.

Board leadership structure and risk oversight

Currently, CenterState’s Chief Executive Officer also serves as its Chairman of the Board. The Board of Directors maintains flexibility with respect to combining or separating the positions of Chairman and Chief Executive Officer. The Board believes such flexibility permits CenterState to select the most qualified candidate for the position of Chairman, including a member of management, if the Board believes he or she will provide the most effective leadership for CenterState. Currently, CenterState does not have a “lead” independent director. The Board believes that this leadership structure is appropriate because it allows CenterState to speak externally to its various constituents, as well as internally to is officers and employees, on a unified and consistent basis, and fosters clear accountability and effective decision-making. At the same time, as discussed below, the CenterState Board structure has incorporated appropriate Board independence and programs for risk management oversight of CenterState’s compensation programs.

CenterState has been, and continues to be, a strong advocate of Board independence and has put into place measures to see that its directors provide independent oversight. The Board believes that it also has established substantial independent oversight of management. For example, 11 of the 13 CenterState directors are independent under the Nasdaq guidelines. In addition, each of the Board’s major committees, including the Audit, Compensation, and Nominating Committees are comprised solely of independent directors. Also, CenterState’s non-management directors meet in executive session periodically without management in attendance. This means that oversight of critical matters such as the integrity of CenterState’s financial statements, executive compensation, including compensation of the executive officers, the selection of directors and the evaluation of the Board and key Committees is entrusted to independent directors.

The Board manages its risk oversight function of CenterState as follows. First, the Audit Committee, whose members are independent as defined above, meet with management, internal audit personnel and the Company’s independent auditors each quarter to review the earnings press release and Form 10-Q. They ask questions of management as well as the auditors. Each quarter, they have the opportunity to meet with the independent auditors privately, without management present. All of the Board members receive monthly written reports which include month to date and year to date financial metrics as well as credit metrics, both on a consolidated basis and on a bank level basis. The financial data is compared to the annual budget which is approved by the Board on an annual basis, as well as actual prior year results. Second, the Compensation Committee, whose members are also independent, has hired a professional compensation consultant, and has met with the consultant, with management present and without management present, and based on the reports of the consultant has determined that the Company’s compensation incentive programs do not encourage unnecessary risks that could threaten the value of the institution. Lastly, at the close of each Board of Directors meeting during the past year (excluding telephonic meetings) the directors have an executive session, in private, without any management present.

Information about the Board of Directors and Its Committees

Our Board of Directors held thirteen meetings during the year ended December 31, 2009, of which eight were by telephone. See “DIRECTOR COMPENSATION” for a history of attendance by each director. Our Board of Directors had appointed four committees during 2009. Certain information regarding the functions of these standing committees, their membership, and the number of meetings held during 2009 follows:

The Strategic Planning Committee is responsible for initiating and guiding strategic direction of CenterState. The current members of this committee consist of Messrs. Blanchard, Foster, Maxwell, Carlton and Pinner (Chairman). The committee did not hold any meetings during 2009. Initiating and guiding the strategic direction of CenterState occurred at Board level during the entire year.

During 2008 our Board reorganized the function and structure of the loan approval process for the largest and more complex credit arrangements. First, each of our subsidiary banks has a board of directors who have the overall responsibility for lending for that particular bank. All but three of our directors are also directors of each of our subsidiary banks, and Chairman Pinner either chairs or is represented on each of these boards. Second, although each subsidiary bank board has the overall responsibility for lending for that particular bank, loan requests in excess of certain limits must be approved by the senior corporate loan committee whose members are the CEOs of each our subsidiary banks and Chairman Pinner. Although a majority vote from this committee is required to approve these types of loan requests, Chairman Pinner has veto power over the approval. Lastly, any loan in excess of $4 million or credit relationship in excess of $8 million is reported to the corporate Board of Directors for its review and comments. In essence, the corporate Board of Directors monitors the activities of the senior corporate loan committee.

For information regarding our Nominating Committee, see “DIRECTOR COMPENSATION” and “NOMINATING COMMITTEE.”

For information regarding our Audit Committee, see “DIRECTOR COMPENSATION” and “AUDIT COMMITTEE REPORT.”

For information regarding our Compensation Committee, see “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” “DIRECTOR COMPENSATION” and “COMPENSATION COMMITTEE REPORT.”

We do not have a policy that requires directors to attend the Annual Meeting. All members of the Board attended last year’s Annual Meeting.

Executive Officers

The following lists our named executives, all positions held by them in CenterState, including the period each such position has been held, a brief account of their business experience during the past five years and certain other information including their ages. Executive officers are appointed annually at the organizational meeting of the Board of Directors, which follows our annual meeting of shareholders, to serve until a successor has been duly elected and qualified or until his death, resignation, or removal from office. Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included.

Ernest S. Pinner, (Age 62); Chairman of CenterState Bank Central Florida, N.A., CenterState Bank, N.A., and CenterState Bank of Florida N.A. (2002 to present); Chairman of Board (2004 to present), Chief Executive Officer and President (2002 to present) and Executive Vice President (2000 to 2001) of CenterState Holding Company; Director of Valrico State Bank (2007 to present); President and Chief Executive Officer of CenterState Bank of Florida N.A. (2000 to 2003); Chairman of CenterState Bank Mid Florida (2004 to 2007); Area President and Senior Vice President of First Union National Bank (1986 to 1999).

John C. Corbett, (Age 41); Executive Vice President of CenterState Holding Company (2007 to present); President, Chief Executive Officer and Director of CenterState Bank of Florida, N.A. (2003 to present); Executive Vice President and Chief Credit Officer of CenterState Bank of Florida, N.A. (2000 to 2003); Vice President and Commercial Banking Officer of First Union National Bank (1990 to 1999).

James J. Antal, (Age 58); Senior Vice President, Chief Financial Officer and Corporate Secretary of CenterState Holding Company (November 1999 to present); self-employed certified public accountant (November 1998 to November 1999); Senior Vice President, Chief Financial Officer and Treasurer of Trumbull Savings and Loan Company (August 1992 to November 1998); Senior Vice President and Chief Financial Officer of Metropolitan Savings Bank of Cleveland (1984-1992).

Timothy A. Pierson, (Age 50); President, Chief Executive Officer and Director of CenterState Bank, N.A. (March 2007 to present); President, Chief Executive Officer and Director of CenterState Bank Mid Florida (July 2003 to November 2007); Executive Vice President of CenterState Bank West Florida (October 1992 to July 2003).

Thomas E. White, (Age 55); President, Chief Executive Officer and Director of CenterState Bank Central Florida, N.A. (1989 to present).

Management and Principal Stock Ownership

The following sets forth, as of March 3, 2010, the stock ownership of each of our directors, our named executive officers, and all directors and executive officers as a group. To our knowledge, the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on March 3, 2010 were Director Lawrence W. Maxwell (6.2%), P.O. Box 5252, Lakeland, FL 33807 and Wellington Management Co., LLP (7.9%), 75 State Street, Boston, MA 02109.

Directors	Amount and Nature of Beneficial Ownership (a)	Percentage of CenterState common stock (a)
James H. Bingham	157,730 shares (c)	0.61%
G. Robert Blanchard, Jr.	319,078 shares (d)	1.24%
C. Dennis Carlton	165,134 shares (e)	0.64%
Frank M. Foster, Jr.	48,531 shares (f)	0.19%
Bryan W. Judge	156,886 shares (g)	0.61%
Samuel L. Lupfer, IV	117,008 shares (h)	0.45%
Lawrence W. Maxwell	1,602,183 shares (i)	6.21%
Rulon D. Munns	10,448 shares (j)	0.04%
G. Tierso Nunez II	8,400 shares (k)	0.03%
Thomas E. Oakley	207,531 shares (l)	0.80%
Ernest S. Pinner	305,092 shares (m)	1.17%
J. Thomas Rocker	64,448 shares (n)	0.25%
Gail Gregg-Strimenos	109,236 shares (o)	0.42%

Named Executives
Ernest S. Pinner	305,092 shares (m)	1.17%
James J. Antal	61,614 shares (p)	0.24%
John C. Corbett	66,056 shares (q)	0.26%
Timothy A. Pierson	60,460 shares (r)	0.23%
Thomas E. White	127,889 shares (s)	0.50%

All Directors and Executive
Officers as a group
(19 individuals)	3,653,118 shares	13.87%

Other 5% owners
Wellington Management Co.,
LLP (b)	2,025,342 shares (b)	7.86%

(a)

Information relating to beneficial ownership of CenterState common stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days from March 3, 2009. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, nominees and directors continuing in office are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as otherwise indicated, directors possessed sole voting and investment power as to all shares of CenterState common stock set forth opposite their names.

(b)	Information is as of December 31, 2009 as reported by Wellington Management Co., LLP on its SEC Form 13G filing. Wellington Management Co., LLP is located at 75 State Street, Boston, MA 02109.

(c)	James H. Bingham. The nature of his beneficial ownership is as follows: 56,934 shares are held by a trust he controls, 5,976 shares are owned jointly with his spouse, 484 shares are owned by his spouse, 5,512 shares are owned by a company he controls, 1,222 shares are owned by a dependent child, 85,202 shares are owned individually, including those held in his retirement account, and presently exercisable options for 2,400 shares. (64,302 shares are pledged as security.)

(d)	G. Robert Blanchard, Jr. The nature of his beneficial ownership is as follows: 940 shares are owned individually, 309,034 shares are owned by a corporation he controls and 9,104 shares represent presently exercisable options. (237,350 shares are pledged as security.)

(e)	C. Dennis Carlton. The nature of his beneficial ownership is as follows: 81,206 shares are held by several Trusts he controls, 83,528 shares are owned individually and 400 shares represent presently exercisable options. (No shares are pledged as security.)

(f)	Frank M. Foster, Jr. The nature of his beneficial ownership is as follows: 25,076 shares are held by a Trust he controls, 4,349 shares are owned individually, 10,002 shares are owned by his IRA account, and 9,104 shares represent presently exercisable options. (No shares are pledged as security.)

(g)	Bryan W. Judge. The nature of his beneficial ownership is as follows: 17,040 shares are owned individually, 95,076 shares are owned jointly with his spouse, 42,370 are owned by a Trust he controls, and 2,400 shares represent presently exercisable options. (83,796 shares are pledged as security.)

(h)	Samuel L. Lupfer, IV. The nature of his beneficial ownership is as follows: 97,208 shares are owned by a Trust he controls, 400 shares are owned by a dependent child, 17,000 shares are owned individually in his retirement account and 2,400 shares represent presently exercisable options. (No shares are pledged as security.)

(i)	Lawrence W. Maxwell. The nature of his beneficial ownership is as follows: 13,408 shares are owned individually, 1,586,375 shares are owned jointly with spouse and 2,400 shares represent presently exercisable options. (442,441 shares are pledged as security.)

(j)	Rulon D. Munns. The nature of his beneficial ownership is as follows: 8,048 shares are owned jointly with spouse and 2,400 shares represent presently exercisable options. (No shares are pledged as security.)

(k)	George Tierso Nunez II. The nature of his beneficial ownership is as follows: 6,000 shares are owned individually and 2,400 shares represent presently exercisable options. (No shares are pledged as security.)

(l)	Thomas E. Oakley. The nature of his beneficial ownership is as follows: 153,266 shares are owned by a Trust he controls, 690 shares are owned by a dependent child, 900 shares are owned by his spouse, 36,867 shares are owned individually and 15,808 shares represent presently exercisable options. (153,266 shares are pledged as security.)

(m)	Ernest S. Pinner. The nature of his beneficial ownership is as follows: 20,512 shares are owned individually including amounts in his IRA and 284,580 shares represent presently exercisable options. (No shares are pledged as security.)

(n)	J. Thomas Rocker. The nature of his beneficial ownership is as follows: 31,742 shares are owned individually including those held in his IRA account, 7,430 shares are owned jointly with his spouse, 4,000 are owned by a Trust he controls, 18,876 shares are owned by his spouse and 2,400 shares represent presently exercisable options. (No shares are pledged as security.)

(o)	Gail Gregg-Strimenos. The nature of her beneficial ownership is as follows: 2,218 shares are owned individually, 19,972 shares are owned jointly with her spouse, 61,026 shares are owned by Trusts that she controls, and 26,020 shares represent presently exercisable options. (No shares are pledged as security.)

(p)	James J. Antal. The nature of his beneficial ownership is as follows: 3,114 shares are owned jointly with his spouse, 5,000 are owned individually and 53,500 shares represent presently exercisable options. (No shares are pledged as security.)

(q)	John C. Corbett. The nature of his beneficial ownership is as follows: 5,000 shares are owned by his IRA account, 10,000 shares are owned individually and 51,056 shares represent presently exercisable options. (No shares are pledged as security.)

(r)	Timothy A. Pierson. The nature of his beneficial ownership is as follows: 11,262 shares are owned by a Trust he controls, 1,386 shares are owned by his IRA account and 47,812 shares represent presently exercisable options. (No shares are pledged as security.)

(s)	Thomas E. White. The nature of his beneficial ownership is as follows: 63,455 shares are owned individually, 40,434 shares are owned by a corporation he controls and 24,000 shares represents presently exercisable options. (35,000 shares are pledged as security.)

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Corporate Governance

The Compensation Committee (the “Committee”) of our Board of Directors is composed of four members, each of whom is an independent director under the Nasdaq rules. The current members are Messrs. Oakley (Chairman), Judge, Rocker and Ms. Gregg-Strimenos. These are the same independent director members who served on this Committee in the prior year. Each year, at the first board of directors’ meeting following the annual shareholders’ meeting, which generally occurs either late in April or early May, the board appoints committee members, including Compensation Committee members, to serve on the appointed committee for a period of one year (i.e. until the first board meeting following next year’s annual shareholders’ meeting). The Chairman of the Board, who is also the President and Chief Executive Officer, generally attends the Committee meetings and helps facilitate the process. However, he does not have a vote and is not present when the Committee meets to discuss his compensation and performance.

The Committee operates under a Charter (“Compensation Committee Charter”), which was approved by the Company’s Board of directors on the same date. A copy of the Compensation Committee Charter is included on the Company’s website at www.centerstatebanks.com under Investor Relations / Governance Documents. The Charter describes the Committee’s purpose, membership requirements, authority and responsibilities. The Committee meets as often as necessary to carry out its responsibilities. Meetings can be called by any member of the Committee. During 2009, the Committee held three meetings in person and two by telephone. The Committee’s authority and responsibilities, as described in the Charter, are as follows:

The Committee has the sole authority to retain and terminate any legal counsel or compensation or other consultant used to assist in the evaluation of director or executive compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors and the sole authority to approve the payment of the advisor’s fees and other retention items. All fees and other retention items for compensation consultants, internal or external legal, accounting or other advisors shall be paid by the Company.

Chairman and/or the Chief Executive Officer. The Committee sets corporate goals and objectives relevant to the Chairman’s and/or the Chief Executive Officer’s compensation. In determining the long-term incentive component of the Chairman and/or the Chief Executive Officer compensation, the Committee considers the Company’s performance and relative stockholder return, the value of similar incentive awards to chairmen and/or the chief executive officers at comparable companies, and the awards given to the Company’s Chairman and/or the Chief Executive Officer in past years. The Committee annually reviews and evaluates the Chairman’s and/or the Chief Executive Officer’s performance in light of those goals and objectives. The Committee has the sole authority to approve, amend or terminate these goals and objectives for the Chairman and/or the Chief Executive Officer of the Company and to determine all compensation levels based on this evaluation, including the following: (a) annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements or severance arrangements, and (e) special or supplemental benefits, if any. Following each action by the Committee, the Committee makes a report to the full Board at the next regularly scheduled meeting of the full board.

Ratification Required by the Board. The following are presented as a recommendation to the full Board and subject to approval by the full Board: (i) any action, including, but not limited to, the adoption or amendment of any non-qualified equity compensation plan, that is required by law or regulation to be submitted to the stockholders of the Company for approval, and (ii) any approval, amendment or termination of change in control agreements/provisions related to the directors or officers of the Company. In the event the recommendation of the Committee is not approved by the Board, the recommended action must be returned to the Committee for further consideration. Any future Committee recommendation regarding such item must, again, be presented to the Board for its approval. For the purpose of the Charter, a “non-qualified equity compensation plan” means any plan that does not meet the requirements of Section 401(a) or 423 of the Internal Revenue Code of 1986, as amended or the definition of an “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Security Act.

Proxy Statement. The Committee produces a report on executive compensation and a compensation discussion and analysis (“CD&A”) for inclusion in the Company’s proxy statement. The Committee recommends to the full board that the CD&A be included in the proxy statement or discloses to the full board the reasons that it cannot make such a recommendation.

Competitive Compensation Position. The Committee annually reviews market data to assess the Company’s competitive position for each component of executive compensation (especially base salary, annual incentives, long-term incentives, and supplemental executive benefit programs) by reviewing market data for appropriate peer companies.

Executive Session. The Committee determines which officers of the Company or other visitors to invite to the Committee’s meetings. In the sole discretion of the Committee, the Committee may meet in executive session at any time.

Report to the Board. Following each action by the Committee, the Committee makes a report to the full Board at the next regularly scheduled meeting of the full Board.

Charter Review. The Committee reviews and reassesses the adequacy of its Charter annually and recommends any proposed changes to the Board for approval.

Delegation/Written Consent. The Committee may form and delegate authority to subcommittees when it determines that such action is appropriate under the circumstances; and the Committee may take action in the absence of a meeting by unanimous written consent of all members. The Committee may not delegate its duties except to a subcommittee of its members.

Additional Activities. The Committee performs any other activities consistent with its Charter, the Company’s By-laws and applicable law, as the Committee deems appropriate to carry out its assigned duties or as requested by the Board.

Our CEO works with the Compensation Committee in establishing executive compensation and overall bonus and incentive payments. The CEO evaluates the performance of the senior executives, and, based on these performance evaluations, market compensation surveys, and other data, he will then make recommendations to the Compensation Committee and share with them the basis for his recommendations. The Committee, at their discretion, may accept, approve, reject or modify the CEO’s recommendation. The CEO will also present bonus and profit sharing payment recommendations in the aggregate by business unit (i.e. for each of our four subsidiary Banks, their wholly owned subsidiary, C.S. Processing, and the CenterState Holding Company employees) and seek the Committee’s approval. The Committee will evaluate the CEO’s performance and determine his compensation without the CEO present.

The Compensation Committee held three meetings in person and two by telephone during 2009. The focus of these meetings was on annual compensation adjustments and approvals of profit sharing and cash based incentive payments. Occasionally, activities delegated to the Compensation Committee by the Board of Directors are resolved directly by the Board of Directors at its meeting for the sake of convenience and efficiency. For example, the Compensation Committee has been delegated the responsibility for granting stock option awards. From time to time these grants are authorized directly by the Board of Directors.

In general, our Board of Directors has established the Compensation Committee to, among other duties: (1) approve aggregate bonus and profit sharing payments for each major business unit of our Company; (2) review and approve the compensation of our CFO, COO and subsidiary bank Presidents based on recommendations of our CEO; and, (3) evaluate the performance and determine the compensation of our CEO. The focus of this Compensation Discussion and Analysis is our CEO, CFO and the next three highest compensated executives (collectively, the “named executives” or “SEOs”). The objectives and goals of our compensation programs are to attract, employ, retain and reward executives capable of leading us in achieving our business objectives by rewarding past performance and seeking to align their long term interest with those of our shareholders.

Compensation Committee Requirements under TARP

On November 21, 2008, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”), the Company issued and sold to the U.S. Department of Treasury, Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and a related Warrant to purchase common stock. The Preferred Stock was repurchased by the Company on September 30, 2009. Pursuant to the issuance of the capital instruments described, the Company, and specifically the Compensation Committee, was required to perform and document in 2009 certain duties and compliance with the requirements as summarized below.

Senior Executive Officers (“SEOs”) compensation in excess of $500,000 per year may not be tax deductible, as long as the Company was a participant in the TARP CPP.

Incentive compensation clawbacks required the Company to provide for the recovery of bonus or incentive compensation paid to a SEO based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate. Unlike the clawback provisions under the Sarbanes-Oxley Act of 2002, the Emergency Economic Stabilization Act of 2008 (“EESA”) clawback provisions do not require that “misconduct” cause the inaccurate results. In addition, the rules under CPP specifically note that the clawback requirements are not triggered only by an accounting restatement, are not limited to a specific recovery period and are not limited to material inaccuracies related to financial reporting.

Companies participating in the CPP may not make “golden parachute payments” to a SEO during the period of Treasury’s investment in the Company. For purposes of the CPP, a “golden parachute payment” is defined under new Section 280G(e) of the Code and means a compensatory payment made in connection with an SEO’s “applicable severance from employment” to the extent such payment exceeds three times the SEO’s average taxable compensation for the five years preceding the year of termination.

The Compensation Committee was required and thus took the following three steps with respect to the prohibition on providing incentive compensation that involves excessive risk taking.

1.	The Committee reviewed SEO incentive arrangements with the Company’s senior risk officer to ensure that the arrangements did not encourage SEOs to take unnecessary risks that threaten the value of the institution.
2.	After the initial review, the Compensation Committee met again with the Company’s senior risk officer to discuss and review the relationship between the Company’s risk management policies and practices and SEO incentive compensation arrangements.

3.	The Compensation Committee certified that it completed these reviews and that the committee made reasonable efforts to ensure that SEOs incentive compensation arrangements are appropriately designed to avoid unnecessary and excessive risk taking.

On September 30, 2009, the Company repurchased all of its Fixed Rate Cumulative Perpetual Preferred Stock issued to Treasury pursuant to TARP. As such, effective September 30, 2009 the Company and the Company’s Compensation Committee were no longer subject to the requirements of TARP.

Use of Compensation Consultants

The Compensation Committee engaged a compensation consulting firm (AMALFI Consulting , LLC) during 2009. The nature and scope of their assignment was to advise the Committee of all its various responsibilities pursuant to TARP, to determine that the Committee and the Company were compliant with TARP and to perform a compensation risk assessment and report their findings to the Committee. The consultants concluded that the compensation arrangements in place do not encourage unnecessary and excessive risks that threaten the value of the Company.

The Committee reengaged the same compensation consultants later in the year. This time, the nature and scope of their assignment was to perform an overall compensation review on the Company’s senior executive officers, and recommend potential improvements regarding existing practices. Both proxy data and survey data were considered in their analysis. The consultants reported that evaluating actual compensation to market (the market group or “peer group” is comprised of 19 financial institutions listed below) of the top five officers, this group is 5% below on salary, 7% below on total cash compensation and evaluating all forms of compensation (i.e. restricted stock grants, stock option awards, deferred compensation arrangements and other non cash compensation, beyond annual cash salary and cash bonus payments), they are 15% below the market median. The consultants indicated that this shows room for additional compensation which they suggested could be filled through the use of an effective long term deferred compensation strategy, thereby tying the Company’s executive talent to the Company for an increasingly longer term and closely aligning our executive team’s future earnings with the interest of our shareholders.

The consultants also recommended that the current annual performance awards be adjusted to reflect multiple years versus single year triggers, thereby reducing the risk of front loading a given year, as well as providing another means of tying the executive to the Company over a longer period. They also pointed out that the Company has relied almost entirely on incentive stock options for long-term incentive pay and recommended several alternatives including a mixture of restricted stock grants, incentive stock options and stock appreciation rights. The reason for a mixture is because, with a stock option, the executive only earns when the stock exceeds the exercise price, but never losses anything because he doesn’t have to exercise. With a stock grant, the executive will continue to lose if the stock price continues to decline. A stock appreciation right can have the same benefit of tying the executive interest closely to our shareholders interest as a stock option or stock grant, but the payment doesn’t have to be in the form of an ownership interest, i.e. common stock, but could instead be paid in cash.

The consultants also pointed out that 12 of the 19 banks included in their custom survey that provide a SERP, 80% of them offer a SERP (i.e. long-term deferred compensation arrangement) to the top five officers. The consultants met with and reported to the Committee late in December 2009. The Committee is currently considering the compensation consulting firm’s findings and recommendations. On February 2, 2010 the Committee granted long term restricted stock grants to three of our five listed executives. Mr. Corbett received a grant of 60,000 shares, Mr. Pierson 15,000 shares and Mr. Antal 10,000 shares. Messrs. Corbett and Pierson stock grants vest over a ten year period, and the stock grant awarded to Mr. Antal vest over a seven year period.

The following is the market group (peer group) used by our consultants.
	Assets		Assets
	2008 Y		2008 Y
	($000)		($000)
First Financial Holdings, Inc.	$2,973,994	Bank of Florida Corporation	$1,549,013
SCBT Financial Corporation	2,766,710	Yadkin Valley Financial Corporation	1,524,288
First Bancorp	2,750,567	Southeastern Bank Financial Corp.	1,411,039
Capital City Bank Group, Inc.	2,488,699	Wilson Bank Holding Company	1,406,786
Ameris Bancorp	2,407,090	First Security Group, Inc.	1,276,227
Seacoast Banking Corp. of FL	2,314,436	Colony Bankcorp, Inc.	1,252,782
Great Florida Bank	1,843,867	Savannah Bancorp, Inc.	1,007,284
Southern Community Financial Corp.	1,803,778	Atlantic Southern Financial Grp. Inc.	991,742
TIB Financial Corp.	1,610,114	Peoples Bancorp of NC, Inc.	968,762
BNC Bancorp	1,572,876

The consultants engaged by the Compensation Committee did not provide additional services to Centerstate in excess of $120,000.

Objectives and Elements of our Compensation Programs

Our Compensation Committee believes that compensation of executive officers and others should be a result of the Company’s operating performance and should be designed to aid the Company in attracting and retaining high-performing executives. The objectives of our compensation program guidelines are to establish incentives for certain executives and others to achieve and maintain short-term and long-term operating performance goals for the Company, and to provide compensation that recognizes individual contributions as well as overall business results.

Short-term goals include current year earnings or minimization of losses by managing credit risk, net interest margin, growing non interest income and controlling operating expenses.

Long-term goals include growing the franchise through organic growth and through acquisitions, thereby ultimately growing future earnings.

We believe incentive compensation should be correlated with shareholder value. We further understand that our executives and their teams cannot directly control the stock market, our stock price or the market economy in general. However, they can affect earnings, which affects shareholder value, and, they can affect growth, which affects future earnings, which affects shareholder value, all tempered by the constraints and limitations inherent in the macro economic environment which we operate in at any given time. Our incentive compensation guidelines, described below, are designed such that there is a degree of directional consistency between earnings and growth versus incentive compensation payments. The named senior executive officers’ compensation is comprised of six elements: base salary, profit sharing, cash based short-term annual incentives, long term stock incentives, change in control agreements and split dollar agreements.

Incentive Compensation guidelines:

Our incentive compensation guidelines have two components. The first component is based on earnings which we measure using the metric, return on average assets (“ROA”). The second component is based on growth, which we measure as the growth of average assets, year to year.

Component 1, ROA: Our executives are paid a percentage of the ROA achieved in a given year. Corporate executives are measured on a consolidated basis, subsidiary bank presidents are measured based on the ROA achieved by their specific bank.

The higher the earnings (ROA) = the higher the bonus payment.

The higher the average assets = the higher the bonus payment (given the same ROA).

Example: Assume two of our subsidiary banks each earn 1.00% ROA in a given year. One bank has average assets of $100 million and the other $600 million. The bank president of the $100 million bank will earn a bonus of $26,000, and the bank president of the $600 million bank will earn a bonus of $81,000.

Component 2, Growth: Our executives are also paid a percentage of average assets given an achieved growth rate in a given year. Corporate executives are measured on a consolidated basis, subsidiary bank presidents are measured based on the growth rate achieved by their specific bank. No incremental bonus payments are made for growth rates in excess of 25%.

The higher the growth rate = the higher the bonus payment.

The higher the average assets of the bank = the higher the bonus payment (given the same growth rate).

Commencing in 2010, incentive compensation payments awarded pursuant to the above guidelines will be paid as follows, in lieu of a single cash payment. Fifty percent (60% in the case of subsidiary bank presidents) will be paid in cash currently. The remainder will be a potential cash payment two years from the date of the award. The amount of the potential future cash payment will be equal to the award deferred at grant date and shall be increased or decreased based on the change of the closing price of the Company’s common stock, as reported by NASDAQ, between the grant date and the vesting date, two years in the future. In addition, there are several other contingencies placed on the executive. First, he must remain an employee of the Company. Second, there is a credit gate that has been put in place, which requires the consolidated Company, in the case of holding company executives, and the specific bank subsidiary, in the case of subsidiary bank presidents, to meet certain hurdle rates compared to its peer group with regard to its average NPA ratio (NPA ratio is defined as non-performing assets divided by total assets) over the eight quarters beginning with the date of the award grant and ending on the two year anniversary date. The entire potential cash payment will be paid to the executive on the second year anniversary of the deferred award if the consolidated Company, in the case of holding company executives, and the specific bank subsidiary, in the case of the specific subsidiary bank president, had an average NPA ratio in the 60th percentile of its peer group, over the eight quarter period. The executive would receive two-thirds of his potential cash payment if his respective NPA ratio was in the 50th to 59th percentile, one-third if his respective NPA ratio was in the 40th to 49th percentile, and would not receive any of his potential cash payment if his respective NPA ratio was less than the 40th percentile of his peer group. For the purpose of these guidelines, the peer group for the consolidated Company is all publicly traded Florida banks with assets greater than $500 million. The peer group for our subsidiary banks is defined as all Florida banks with assets greater than $100 million and are five years old or older.

We have not engaged in any benchmarking of total compensation, or any material element of compensation, except for the work performed by a compensation consulting during 2009 as discussed above. We also consult published compensation surveys and executive compensation of similar financial institutions as a reference when setting base salary and other elements of compensation.

The focus of our executive compensation policy is to correlate changes in total compensation with changes in the value created for our shareholders, while at the same time continually monitoring market place compensation ranges and make appropriate adjustments. These adjustments are intended to assure ourselves that our executive compensation packages are competitive, such that we protect ourselves from our competitors taking our best talent and making ourselves sufficiently attractive to recruit the necessary additional executive talent we need to continue growing.

Compensation Program Design

Our compensation programs for the named executives include base salary, profit sharing, cash based short-term annual incentives, long-term incentive stock options, change in control agreements and split dollar agreements.

Base Salary. We strive to pay competitive base salaries to attract and retain our executives. We primarily use published industry surveys as our guide to determine various salary ranges.

Profit Sharing. Profit sharing generally is a discretionary annual contribution payment to the employee’s 401(K) plan, which is in addition to the normal 401(K) employer match. Profit sharing payments can range from 0% to 10% of qualifying compensation for all employees in that particular business unit. The amount is determined by formulas that are correlated to earnings for the particular business unit. As described earlier, the Company’s incentive compensation plans are guidelines. Once the incentive amounts are calculated based on the formula guidelines, they are required to be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines. There was no 401(K) profit sharing payments awarded for 2009 to any of the listed senior executive officers, nor to any other employee throughout the Company.

Cash Based Short-Term Annual Incentives. Our named executives can receive annual cash bonus payments determined by formulas (see description of Incentive Compensation guidelines, above) that are correlated to earnings and growth for the particular business unit. As described earlier, our incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines (see description of Incentive Compensation guidelines, above), they must be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

Our incentive compensation plan for our listed senior executive officers has two components. The first component will pay an amount that is a derivative of return on average assets (“ROA”) for the specific business unit (subsidiary bank) or consolidated ROA, in the case of Messrs. Pinner and Antal. The concept is the higher the ROA and the larger the average assets during the plan year will result in a higher payment. Most of the total payment is weighted toward this first component. The second component reinforces our growth goals. Growth rates are calculated by comparing total average assets for the plan year to average assets in the prior year. The larger the growth rate results in a larger payment. There is no incremental increase in payment for growth rates in excess of 25%. The total payment for each of these executives is the aggregate of component one and component two (see description of Incentive Compensation guidelines, above). These payments are expected to be directionally consistent with the Company’s earnings and growth. As explained previously, this plan is also a guideline. At the end of the year, our Compensation Committee will consider the cash bonus payments determined using the formulas in our incentive compensation plan, market conditions, economic and other factors when making its determination. It is expected that the Compensation Committee will discuss its decision with the Board of Directors, as is customary in the past, and seek approval or modification, without management present.

For 2009, because of certain TARP requirements, this award was paid partly in cash and partly in restricted stock, which becomes exercisable in two years from the date of grant. The list below indicates the awards to each listed executive.

	cash payment	shares of restricted stock	value of restricted stock at grant date

Ernest S. Pinner	$60,500	5,839	$60,492
James J. Antal	$27,000	2,606	$26,998
John C. Corbett	$85,567	7,722	$80,000
Timothy A. Pierson	$ ---	---	$ ----
Thomas E. White	$7,500	723	$7,490

The cash payments listed above were paid to the executive during the first quarter of 2010. The restricted stock becomes vested on December 21, 2011, two years from its grant date.

An example of potential payments for Messrs. Pinner and Antal are listed in the tables below. The hypothetical example presented below assumes total average consolidated assets for the Plan year equals $2,500,000,000. Given this assumption, which is an important driver in the calculation (i.e. the higher the total average consolidated assets, the higher the payout amounts for each potential ROA and Growth Rate result), the pay out tables for components one and two for Messrs. Pinner and Antal are presented below.

Component 1: ROA			Component 2: GROWTH

Consolidated	payment per ROA attained		growth	payment per growth rate attained

ROA	CEO Pinner	CFO Antal	rates	CEO Pinner	CFO Antal

0.39% or below	$ ----	$ ----	2%	$ ----	$ ----
0.40%	25,000	15,000	4%	12,500	5,625
0.50%	82,500	40,875	6%	25,000	11,250
0.60%	140,000	66,750	8%	37,500	16,875
0.70%	190,000	89,250	10%	50,000	22,500
0.80%	233,750	108,938	12%	67,500	30,375
0.90%	277,500	128,625	14%	85,000	38,250
1.00%	321,250	148,313	15%	103,750	46,688
1.10%	365,000	168,000	16%	122,500	55,125
1.20%	415,000	190,500	17%	135,000	60,750
1.30%	465,000	213,000	18%	147,500	66,375
1.40%	515,000	235,500	19%	153,750	69,188
1.50%	565,000	258,000	20%	160,000	72,000
			21%	163,750	73,688
			22%	167,500	75,375
			23%	170,000	76,500
			24%	171,250	77,063
			25%	171,500	77,175

Our incentive compensation plan for Messrs. Corbett, Pierson and White (subsidiary bank Presidents) also has two components. This plan is similar to the Parent Company plan discussed above. The first component will pay an amount that is a derivative of a modified return on average assets (“ROA”) for that particular subsidiary bank. Modified ROA and modified average assets means ROA and average assets excluding adjustments for certain purchase accounting items required by generally accepted accounting principles, such as goodwill and core deposit intangibles. The concept is the same as the Parent Company, the higher the modified ROA and the larger the modified average assets during the plan year will result in a higher payment. Most of the total payment is weighted toward this first component. The second component reinforces our growth goals. Growth rates are calculated by comparing total modified average assets for the plan year to modified average assets in the prior year. The larger the growth rate results in a larger payment. The total payment for each of these executives is the aggregate of component one and component two for their particular subsidiary bank. These payments are expected to be directionally consistent with the Company’s earnings and growth. As explained previously, this plan is also a guideline. At the end of the year, our Compensation Committee will consider the cash bonus payments determined using the formulas in our incentive compensation plan (see description of Incentive Compensation guidelines, above), market conditions, economic and other factors when making its determination. It is expected that the Compensation Committee will discuss its decision with the Board of Directors, as is customary in the past, and seek approval or modification, without management present. An example of potential payments for Messrs. Corbett, Pierson and White are listed in the tables below. The hypothetical example presented below assumes total average modified assets for the Plan year equals $1,500,000,000, $360,000,000 and

$315,000,000 for Messrs. Corbett, Pierson and White’s banks respectively. Given these assumptions, which are important drivers in the calculation (i.e. the higher the total average assets, the higher the payout amounts for each potential ROA and Growth Rate result), the pay out tables for components one and two for Messrs. Corbett, Pierson and White are presented below.

Component 1: ROA				Component 2: GROWTH

	payment per ROA attained				payment per growth rate attained

ROA	Bank President Corbett	Bank President Pierson	Bank President White	Growth Rates	Bank President Corbett	Bank President Pierson	Bank President White

0.59% or below	$ ----	$ ----	$ ----	2%	$ ----	$ ----	$ ----
0.60%	15,000	15,000	15,000	4%	26,250	6,300	5,513
0.70%	56,250	24,900	23,663	6%	52,500	12,600	11,025
0.80%	97,500	34,800	32,325	8%	71,250	17,100	14,963
0.90%	135,000	43,800	40,200	10%	90,000	21,600	18,900
1.00%	180,000	54,600	49,650	12%	108,750	26,100	22,838
1.10%	227,250	65,940	59,573	14%	127,500	30,600	26,775
1.20%	272,250	76,740	69,023	15%	146,250	35,100	30,713
1.30%	321,000	88,440	79,260	16%	165,000	39,600	34,650
1.40%	369,750	100,140	89,498	17%	183,750	44,100	38,588
1.50%	418,500	111,840	99,735	18%	202,500	48,600	42,525
1.60%	463,500	122,640	109,185	19%	221,250	53,100	46,463
1.70%	508,500	133,440	118,635	20%	240,000	57,600	50,400
				21%	255,000	61,200	53,550
				22%	258,750	62,100	54,338
				23%	262,500	63,000	55,125
				24%	266,250	63,900	55,913
				25%	266,400	63,936	55,944

The purpose of this type of cash awards is to motivate and retain our executives as well as reward performance consistent with our overall business strategy.

Stock Based Compensation. Our Compensation Committee and/or Board of Directors award incentive stock options (“ISOs”) and restricted stock grants. Generally these awards are granted to our executives for the purpose of long-term incentives, as well as to more closely align the executive’s interest to our long-term interests. These stock based awards generally have ten-year lives with vesting periods ranging from three to ten years. We believe larger grants with longer vesting periods is a better tool to help us tie our executives to us and discourage our competitors from recruiting our best talent. We also believe that by granting long-term stock based awards to our executives, it better aligns the interest of the executives with the interest of our shareholders. Stock based compensation received by each listed executive was determined by the Compensation Committee based solely on their judgment and discretion.

Change of Control and Severance Agreements Each of our named executives has a Change of Control and Severance Agreement. The change in control payments are designed to mitigate against the impact that a change in control would have on our executives, particularly with respect to their employment prospects, responsibilities and compensation arrangements with any new purchaser of our organization. We believe that this gives our executives comfort and better aligns their interests with the strategic interest of our shareholders.

Split Dollar Agreements. Each of our named executives, has a Split Dollar Agreement, whereby we purchased single premium life insurance on the executive. If the executive dies while still employed with us, his beneficiary is entitled to a benefit equal to fifty percent (50%) of the Net Death

Proceeds (as defined in the agreement). If death occurs after separation from service, and if, pursuant to the Split-Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the Agreement) at the date of death, the executive’s beneficiary is entitled to a benefit equal to ten percent (10%) of the Net Death Proceeds. We believe this is another small way of helping to retaining our executives.

Impact of Performance on Compensation

2009 was the first time the Company reported an annual net loss in its history. The net loss was due solely to the credit cost incurred, which was due to the deteriorating real estate market and economy. Although the Company’s credit metrics were the worst in our history, we compared favorably to our peer group in Florida, performing better than most publicly traded Florida banks. (The committee defined the peer group as all publicly traded banks headquartered in Florida with assets greater than $500 million.) We raised $86 million through a public offering last summer and redeemed our $28 million TARP investment. We acquired the branches and deposits of a failed bank in Ocala, Florida. Our correspondent banking business continued to grow and we hired an additional team of correspond bankers from the failed Silverton Bank in Atlanta, Georgia. Our correspondent banking business added substantial incremental non interest income revenue during 2009, primarily from commissions on bond sales. Our consolidated total assets grew from $1,333,143,000 at the end of 2008 to $1,751,299,000 by the end of 2009, a 31% increase. Strategically, our mission was to grow the business, which we did. In addition, we have positioned the Company for potential future FDIC assisted transactions and additional future growth. Our Compensation Committee considered these activities and considered our financial results relative to our Florida peers (i.e. all publicly traded banks headquartered in Florida with assets greater than $500 million) in the current challenging environment.

Base Salary. The Compensation Committee granted base salary increases for the listed senior executive officers effective January 1, 2010 as listed below.

James J. Antal	increased $12,000 (6.3%) to a new annual base salary of $202,000 effective January 1, 2010
John C. Corbett	increased $40,000 (19%) to a new annual base salary of $250,000 effective January 1, 2010
Timothy A. Pierson	increased $7,700 (4%) to a new annual base salary of $201,700 effective January 1, 2010
Thomas E. White	increased $7,600 (3.9%) to a new annual base salary of $201,000 effective January 1, 2010

Ernest S. Pinner, Chairman of the Board, Chief Executive Officer and President did not receive a salary increase for 2010. In lieu of a salary increase, Mr. Pinner will start receiving customary Board of Director fees commencing on April 1, 2010. Previously, Mr. Pinner was the only director not receiving Board fees from the Company or any of its subsidiary bank boards.

Profit Sharing. The amount is determined by formulas that are correlated to earnings for the particular business unit. As described earlier, the Company’s incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, they must be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines. There was no 401(K) profit sharing payments awarded for 2009 to any of the listed senior executive officers, nor to any other employee throughout the Company.

401K Profit Sharing payment guidelines:

All employees are eligible for a 401K profit sharing payment of between 0% and 10% of their qualifying compensation. Qualifying compensation begins on the first day of the calendar quarter after the individual has been employed by the Company, or any of its subsidiaries, for six months.

Qualifying salary is W2 cash compensation excluding any cash bonus payments. The payment is base on consolidated ROA, in the case of holding company employees, and subsidiary ROA for each individual subsidiary bank.

Holding Company employees		Subsidiary Bank employees

Consolidated ROA	percentage of qualifying compensation	Subsidiary Bank ROA	percentage of qualifying compensation

0.19% or below	0.00%	0.39% or below	0.00%
0.20%	2.00%	0.40%	2.00%
0.30%	2.50%	0.50%	2.50%
0.40%	3.00%	0.60%	3.00%
0.50%	3.50%	0.70%	3.50%
0.60%	4.00%	0.80%	4.00%
0.70%	4.50%	0.90%	4.50%
0.80%	5.00%	1.00%	5.00%
0.90%	6.00%	1.10%	6.00%
1.00%	7.00%	1.20%	7.00%
1.10%	8.00%	1.30%	8.00%
1.20%	9.00%	1.40%	9.00%
1.30% or higher	10.00%	1.50% or higher	10.00%

Any of the subsidiary bank presidents can option out of the 401K payment in lieu of a cash payment, if approved by the Compensation Committee. If a cash payment is chosen, then each employee in that particular business unit will receive cash in lieu of a 401K payment. There can be discrimination between business units but not within a business unit.

Cash Based Short-Term Annual Incentives. These payments are determined by formulas (see Incentive Compensation guidelines for a description) that are correlated to earnings and growth performance for the particular business unit. As described earlier, the Company’s incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines (see Incentive Compensation guidelines for a description), they must be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

Stock Based Compensation. We have granted incentive stock options to the named executives in past years and all of these executives have unexercised options outstanding at December 31, 2009. We did not grant any stock based compensation awards to any of our listed executives during 2009, except for certain restricted stock grants that were awarded pursuant to cash based short-term annual incentives discussed above. As discussed at “Compensation Program Design – Cash Based Short-Term Annual Incentives,” awards were granted to several of the listed executives based on the Incentive Compensation guidelines, described above, however, because the Company was under TARP restrictions for a portion of the year 2009, a portion of this award was paid in restricted stock grants in lieu of cash. See “Compensation Program Design – Cash Based Short-Term Annual Incentives” for a list of the restricted stock grants awarded to each listed executive officer.

Change of Control and Severance Agreements. Our Company was formed in June 2000 with the merger of our initial three Banks. At December 31, 2000, the date of the first audited consolidated balance sheet as a combined company, our total consolidated assets approximated $310 million. Five years and one quarter later, we crossed over the $1 billion mark. Today, our consolidated total assets exceed $1.7 billion. We initiated a correspondent banking business that has added significant incremental earnings to our revenue stream. We have raised capital and positioned the Company to be a possible consolidator of failed institutions. We have managed the Company’s credit risk prudently. No Florida bank is immune to the deteriorating real estate market, but the Company’s credit metrics compare favorably to our peer Florida banks. We have defined our Florida peer banks as all banks headquartered in Florida with assets greater than $500 million. Our entire executive team was a critical element for this success. As such, each of our named executives has a Change of Control and Severance Agreement. We believe that this gives our executives comfort and better aligns their interest with the strategic interest of our shareholders. Upon a change in control, and pursuant to terms and conditions set forth in the Change of Control and Severance Agreements, each of the listed executives could receive certain cash payments as described upon a “Change of Control.”

Split Dollar Agreements. Through our subsidiary Banks, we entered into Split-Dollar Agreements with each of our named executives during 2006. We purchased single premium life insurance on these executives, whereby, if the executive died while still employed with us, the executive’s beneficiary is entitled to a benefit equal to fifty percent (50%) of the Net Death Proceeds, as defined in and pursuant to the Split-Dollar Agreement. If death occurs after separation from service, and if, pursuant to the Split-Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the Agreement) at the date of death, the executive’s beneficiary is entitled to a benefit equal to ten percent (10%) of the Net Death Proceeds. The form of the Split Dollar Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K dated January 11, 2006.

Post Termination Compensation and Benefits

Post-termination compensation and benefits for the named executives include life insurance pursuant to Split Dollar Agreements executed during January 2006 and Change of Control and Severance Agreements signed during July 2006. Both types of arrangements were discussed above. The named executives do not have employment contracts or any other type of employment agreements or arrangements, other than those discussed above. Our named executives do not have a defined benefit retirement plan or any other type of deferred compensation arrangement, other than the Split Dollar Agreements except for Mr. Pinner, our Chairman and CEO.

On December 30, 2008, the Company entered into an Executive Deferred Compensation Agreement (“Agreement”) with Mr. Pinner, our Chairman and CEO. Pursuant to the terms and conditions of the Agreement, upon Normal Retirement Date, defined as December 15, 2013, Mr. Pinner is entitled to an annual benefit of $150,000. The Company must distribute the annual benefit to Mr. Pinner in twelve consecutive monthly payments commencing within thirty days following his Normal Retirement Date. The annual benefit will be paid for fifteen years. The Company’s intent was to provide retirement compensation to Mr. Pinner in return for past and future services, not to be confused with an involuntary or voluntary severance agreement. Refer to Form 8-K Exhibit 10-1 filed on December 31, 2008.

Summary Compensation Table

The table below summarizes the compensation for our Principal Executive Officer, our Principal Financial Officer and our three other highest paid executive officers for the years presented. Below this table and footnote explanation, is a subsidiary table listing the components of all other compensation. There is a difference in the presentation of this table compared to tables in prior years. The first difference is how the value of stock option awards is presented. In the past, the value of the award was the amount that was amortized to compensation expense during the presented year, such that the expense is aligned with what is included in the Company’s Statement of Operations. Effective with the current table, the entire value of the stock based compensation award is shown in the year it was awarded even if it is years in the future before it becomes vested. The second difference is cash bonus payments. In the past, they were shown in the year granted and received. Effective with this table, they are shown in the year that they relate to, even if the Compensation Committee doesn’t grant it until after year end.

name and principal position	year	salary ($)	bonus ($) (6)	stock awards ($)(7)	option awards ($)	non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	all other compensation ($)	Total ($)
Ernest S. Pinner,	2009	$350,000	$60,500	$60,492	---	---	$219,956 (8)	$7,256	$698,204
Principal Executive	2008	$350,000	---	---	$127,400 (1)	---	$136,619 (8)	$20,815	$634,834
Officer, Chairman,	2007	$285,000	$100,000	---	---	---	---	$16,307	$401,307
President, and Chief
Executive Officer
James J. Antal,	2009	$190,000	$27,000	$26,998	---	---	---	$5,953	$249,951
Principal Financial	2008	$190,000	---	---	$260,500 (2)	---	---	$9,350	$459,850
Officer, Senior Vice	2007	$169,500	$30,000	---	---	---	---	$11,408	$210,908
President, Chief
Financial Officer, and Corporate
Secretary
John C. Corbett	2009	$210,000	$85,567	$80,000	---	---	---	$2,637	$378,204
Executive Vice President and	2008	$210,000	$26,508	---	$240,650 (3)	---	---	$2,771	$479,929
Subsidiary Bank President	2007	$171,845	$59,925	---	---	---	---	$6,061	$237,831
and Chief Executive
Officer (CenterState
Bank of Florida)
Timothy A. Pierson	2009	$194,000	---	---	---	---	---	$14,446	$208,446
Subsidiary Bank President	2008	$194,010	---	---	$109,400 (4)	---	---	$5,072	$308,482
And Chief Executive	2007	$178,313	$63,000	---	$119,520 (4)	---	---	$12,948	$373,781
Officer (CenterState
Bank, N.A.)
Thomas E. White,	2009	$193,400	$7,500	$7,490	---	---	---	$2,529	$210,919
Subsidiary Bank President	2008	$192,000	---	---	$109,400 (5)	---	---	$4,956	$306,356
and Chief Executive	2007	$177,125	$29,050	---	---	---	---	$9,502	$215,627
Officer (CenterState
Bank Central FL)

(1) Mr. Pinner received incentive stock options for 26,000 shares of common stock on February 5, 2008. The exercise price was the market value of the underlying stock at the grant date ($15.16 per share). The estimated value of the options were calculated as of the grant date pursuant to ASC Topic 718 using the Black-Scholes model incorporating the following variables and assumptions: the appropriate U.S. government treasury rate for the risk free rate at the date of grant (2.98%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.06%); expected volatility was calculated as of the grant date (approximately 30.4); and an expected life of 6.5 years. The resulting estimated fair value calculated at the grant date pursuant to ASC Topic 718 was $4.90 per share, or a total of $127,400. The options are vested (exercisable) over a five year period at a rate of 20% per year.

(2) Mr. Antal received incentive stock options for 30,000 shares of common stock on February 5, 2008. The exercise price was the market value of the underlying stock at the grant date ($15.16 per share). The estimated value of the options were calculated as of the grant date pursuant to ASC Topic 718 using the Black-Scholes model incorporating the following variables and assumptions: seven year U.S. government treasury rate for the risk free rate at the date of grant (3.10%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.06%); expected volatility was calculated as of the grant date (approximately 31.6); and an expected life of 7.7 years. The resulting estimated fair value calculated at the grant date pursuant to ASC Topic 718 was $5.47 per share, or a total of $164,100. The options are vested (exercisable) over a nine year period at a rate of 10% per year for the first eight years and the remaining 20% at the end of the ninth year.

In addition, Mr. Antal received incentive stock options for 20,000 shares of common stock on December 9, 2008. The exercise price was the market value of the underlying stock at the grant date ($15.87 per share). The estimated value of the options were calculated as of the grant date pursuant to ASC Topic 718 using the Black-Scholes model incorporating the following variables and assumptions: seven year U.S. government treasury rate for the risk free rate at the date of grant (2.03%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.00%); expected volatility was calculated as of the grant date (approximately 29.1); and an expected life of seven years. The resulting estimated fair value calculated at the grant date pursuant to ASC Topic 718 was $4.82 per share, or a total of $96,400. The options are vested (exercisable) over a five year period at a rate of 20% per year.

(3) Mr. Corbett received incentive stock options for 35,000 shares of common stock on February 5, 2008. The exercise price was the market value of the underlying stock at the grant date ($15.16 per share). The estimated value of the options were calculated as of the grant date pursuant to ASC Topic 718 using the Black-Scholes model incorporating the following variables and assumptions: implied 7.7 year U.S. government treasury rate for the risk free rate at the date of grant (3.10%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.06%); expected volatility was calculated as of the grant date (approximately 31.6); and an expected life of 7.7 years. The resulting estimated fair value calculated at the grant date pursuant to ASC Topic 718 was $191,450. The options are vested (exercisable) at a rate of 10% per year for the first eight years and the remaining 20% vest in the ninth year.

In addition, Mr. Corbett received incentive stock options for 10,000 shares of common stock on April 29, 2008. The exercise price was the market value of the underlying stock at the grant date ($13.40 per share). The estimated value of the options were calculated as of the grant date pursuant to ASC Topic 718 using the Black-Scholes model incorporating the following variables and assumptions: implied 7.7 year U.S. government treasury rate for the risk free rate at the date of grant (3.42%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.19%); expected volatility was calculated as of the grant date (approximately 32.3); and an expected life of 7.7 years. The resulting estimated fair value calculated at the grant date pursuant to ASC Topic 718 was $49,200. The options are vested (exercisable) at a rate of 10% per year for the first eight years and the remaining 20% vest in the ninth year.

(4) Mr. Pierson received additional incentive stock options for 18,000 shares of common stock on June 15, 2007. The exercise price was the market value of the underlying stock at the grant date ($17.57 per share). The estimated value of the options were calculated as of the grant date pursuant to ASC Topic 718 using the Black-Scholes model incorporating the following variables and assumptions: five and seven year U.S. government treasury rate for the risk free rate at the date of grant (5.18%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (0.80%); expected volatility was calculated as of the grant date (approximately 29.9); and an expected life of 6.4 years. The resulting estimated fair value calculated at the grant date pursuant to ASC Topic 718 was $119,520. The options are vested (exercisable) at a rate of 10% per year for the first eight years and 20% in the ninth year.

Mr. Pierson received incentive stock options for 20,000 shares of common stock on February 5, 2008. The exercise price was the market value of the underlying stock at the grant date ($15.16 per share). The estimated value of the options were calculated as of the grant date pursuant to ASC Topic 718 using the Black-Scholes model incorporating the following variables and assumptions: implied 7.7 year U.S. government treasury rate for the risk free rate at the date of grant (3.10%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.06%); expected volatility was calculated as of the grant date (approximately 31.6); and an expected life of 7.7 years. The resulting estimated fair value calculated at the grant date pursuant to ASC Topic 718 was $109,400. The options are vested (exercisable) at a rate of 10% per year for the first eight years and the remaining 20% vest in the ninth year.

(5) Mr. White received incentive stock options for 20,000 shares of common stock on February 5, 2008. The exercise price was the market value of the underlying stock at the grant date ($15.16 per share). The estimated value of the options were calculated as of the grant date pursuant to ASC Topic 718 using the Black-Scholes model incorporating the following variables and assumptions: implied 7.7 year U.S. government treasury rate for the risk free rate at the date of grant (3.10%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.06%); expected volatility was calculated as of the grant date (approximately 31.6); and an expected life of 7.7 years. The resulting estimated fair value calculated at the grant date pursuant to ASC Topic 718 was $109,400. The options are vested (exercisable) at a rate of 10% per year for the first eight years and the remaining 20% vest in the ninth year.

(6) Cash bonus payments are presented as to the year they relate to, even if they are paid after year end and even if the Compensation Committee doesn’t approve the award until after year end.

(7) A portion of the annual cash bonus payment was paid in restricted stock that does not vest until December 21, 2011, two years after the grant date. The value of the award is equal to the number of shares granted times the market value of the shares as reported by NASDAQ on the close of business on the date of grant, pursuant to ASC Topic 718.

(8) On December 30, 2008, the Company entered into an Executive Deferred Compensation Agreement (“Agreement”) with Mr. Pinner, our Chairman and CEO. Pursuant to the terms and conditions of the Agreement, upon Normal Retirement Date, defined as December 15, 2013, Mr. Pinner will be entitled to an annual benefit of $150,000. The Company will distribute the annual benefit to Mr. Pinner in twelve consecutive monthly payments commencing within thirty days following his Normal Retirement Date. The annual benefit will be paid for fifteen years. The annual vesting (expense) accruing to Mr. Pinner’s benefit is as follows:

Year	actual and expected annual benefit (expense)
2008	$136,619
2009	$219,956
2010	$232,252
2011	$244,547
2012	$259,576
2013	$273,237

Subsidiary Table – All Other Compensation

name and principal position	year	profit sharing contributions to 401(K) Plan (1)	country club dues	Split-Dollar Agreements relating to BOLI (“Bank Owned Life Insurance”)	cash payments for automobile allowance	Total
Ernest S. Pinner,	2009	$ ----	$ 6,432	$ 824	$ ----	$ 7,256
Principal Executive Officer,	2008	$ 5,880	$12,079	$ 2,856	$ ----	$ 20,815
Chairman, President, and	2007	$ 6,750	$ 6,955	$ 2,602	$ ----	$ 16,307
Chief Executive Officer
James J. Antal,	2009	$ ----	$ 5,464	$ 489	$ ----	$ 5,953
Principal Financial Officer,	2008	$ 3,192	$ 4,766	$ 1,392	$ ----	$ 9,350
Senior Vice President, Chief	2007	$ 5,085	$ 5,294	$ 1,029	$ ----	$ 11,408
Financial Officer and
Corporate Secretary
John C. Corbett	2009	$ ----	$ 2,570	$ 67	$ ----	$ 2,637
Executive Vice President and	2008	$ ----	$ 2,648	$ 123	$ ----	$ 2,771
Subsidiary Bank President	2007	$ ----	$ 5,785	$ 276	$ ----	$ 6,061
and Chief Executive
Officer (CenterState
Bank of Florida)
Timothy A. Pierson	2009	$ ----	$ 5,068	$ 1,374	$ 8,004	$ 14,446
Subsidiary Bank President	2008	$ ----	$ 5,072	$ ----	$ ----	$ 5,072
and Chief Executive	2007	$ 3,337	$ 9,611	$ ----	$ ----	$ 12,948
Officer (CenterState
Bank, N.A.)
Thomas E. White,	2009	$ ----	$ 2,040	$ 489	$ ----	$ 2,529
Subsidiary Bank President	2008	$ 2,688	$ 1,440	$ 828	$ ----	$ 4,956
and Chief Executive Officer	2007	$ 7,113	$ 1,541	$ 848	$ ----	$ 9,502
(CenterState Bank Central FL)

Note (1): This represents profit sharing payments to the named executives’ 401(K) plan as discussed under “profit sharing” in Compensation Program Design and also in Impact of Performance on Compensation in the Compensation Discussion and Analysis. As previously discussed, all employees in a particular business unit, including the named executive, receives a percentage of their qualifying salary at the attainment of certain earnings targets. Messrs. Corbett and Pierson elected out of this program for themselves and their employees. In lieu of this program they increased their cash bonus and employees cash bonus payments for an amount which would have been similar under this program. In effect, they elected cash for themselves and their employees instead of a 401(K) deferred payment. In addition to this profit sharing 401(K) component, the Company matches employee 401(K) contributions up to 4%. The 401(K) matching is not shown here, because it is part of the Company’s qualified defined contribution retirement plan and is available to all employees, and not an executive perquisite

For 2009, salary and bonus comprised the following percentage of total compensation for each or our named executives as listed below.

2009 salary and bonus as a percentage of total compensation
	combined salary	as percentage of
	and bonus	total compensation
Ernest S. Pinner	$470,992	67%
James J. Antal	$243,998	98%
John C. Corbett	$375,567	99%
Timothy A. Pierson	$194,000	93%
Thomas E. White	$208,390	99%

Grants of Plan-Based Awards

We did not grant plan-based awards to any of the named executives during 2009 or in prior years. Our named executives have received incentive stock option grants in years prior to 2009, but they were not plan-based. These options were awarded at the discretion of the Compensation Committee and/or the Board of Directors. There were no incentive stock option grants, discretionary or otherwise, awarded to any of our listed executives during 2009.

Several of our named executives received a portion of their 2009 short-term incentive bonus payments in restricted common stock which is exercisable two years after the grant date. The grant date was December 21, 2009 and the shares will become vested on December 21, 2011. The market value of the Company’s common stock on the grant date was $10.36 per share. Although the short-term incentive bonus payments were determined by the Company’s incentive compensation plan, as described under Cash Based Short-Term Annual Incentive above, the plan is a guideline. Final determination of any payments pursuant to this plan is at the discretion of the Compensation Committee and/or Board of Directors. Restricted stock grants awarded to our named executives during 2009 are listed in the table below.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Ernest S. Pinner,	12/21/09	----	----	----	----	----	----	5,839	----	$10.36	$60,492
Principal Executive Officer,
Chairman, President, and
Chief Executive Officer
James J. Antal,	12/21/09	----	----	----	----	----	----	2,606	----	$10.36	$26,998
Principal Financial Officer,
Senior Vice President, Chief
Financial Officer and
Corporate Secretary
John C. Corbett	12/21/09	----	----	----	----	----	----	7,722	----	$10.36	$80,000
Executive Vice President and
Subsidiary Bank President and Chief Executive
Officer (CenterState
Bank of Florida)
Thomas E. White,	12/21/09	----	----	----	----	----	----	723	----	$10.36	$7,490
Subsidiary Bank President and Chief Executive Officer
(CenterState Bank Central FL)

Outstanding Equity Awards at December 31, 2009

The table below identifies each incentive stock option award and restricted stock award granted to the named executives that remains outstanding at December 31, 2009. Pursuant to our Incentive Equity Incentive Plan (“Plan”), our Compensation Committee and/or Board of Directors may award incentive stock option grants (“ISOs”) or Restricted Stock Awards (“RSAs”) to employees at their discretion. Options issued pursuant to our Plan are issued at an exercise price equal to the market value as of the grant date. The closing price of our common stock on the grant date, as reported by NASDAQ, is used to determine market value. Each award granted prior to April 24, 2007 has a ten year term and vests 25% at the date of grant and 25% each year thereafter (i.e. 100% vested in three years). Awards granted pursuant to our 2007 Equity Incentive Plan also have ten year terms, with various vesting periods ranging from three to nine years. December 21, 2009 was the first time the Company granted restricted stock awards to our named executives, and these are also included in the table below. Unexercised stock options terminate upon the termination of employment, except for death, disability, change of control, or normal retirement. Unvested restricted stock awards terminate upon termination of employment, except for death or change of control. We do not have any pre-determined dates, schedules, procedures or policies for granting equity based compensation awards. Grants are awarded at the discretion of our Compensation Committee and/or Board of Directors.

Outstanding Equity Awards at December 31, 2009

	Option awards						Stock awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($#)
name and principal position	exercisable	unexercisable
Ernest S. Pinner,	32,000	---		---	$6.405	04/02/11	---	---	---	---
Principal Executive Officer,	10,000	---		---	$9.75	01/14/13	---	---	---	---
Chairman, President, and	32,180	---		---	$7.46	06/20/10	---	---	---	---
Chief Executive Officer	200,000	---		---	$15.50	12/14/14	---	---	---	---
	5,200	20,800	(1)	---	$15.16	02/05/18	---	---	---	---
	---	---		---	---	---	5,839(5)	$58,916(6)	---	---
James J. Antal,	18,500	---		---	$6.405	04/02/11	---	---	---	---
Principal Financial Officer,	10,000	---		---	$9.755	12/09/13	---	---	---	---
Senior Vice President, Chief	20,000	---		---	$15.50	12/14/14	---	---	---	---
Financial Officer and	3,000	27,000	(2)	---	$15.16	02/05/18	---	---	---	---
Corporate Secretary	4,000	16,000	(3)	---	$15.87	12/09/18	---	---	---	---
	---	---		---	---	---	2,606(5)	$26,295(6)	---	---
John C. Corbett	10,056	---		---	$7.46	06/20/10	---	---	---	---
Executive Vice President and	12,000	---		---	$9.50	01/21/13	---	---	---	---
Subsidiary Bank President	20,000	---		---	$9.60	10/14/13	---	---	---	---
and Chief Executive	3,500	31,500	(2)	---	$15.16	02/05/18	---	---	---	---
Officer (CenterState	1,000	9,000	(2)	---	$13.40	04/29/18	---	---	---	---
Bank of Florida)	---	---		---	---	---	7,722(5)	$77,915(6)	---	---
Timothy A. Pierson	20,212	---		---	$12.615	01/12/14	---	---	---	---
Subsidiary Bank President	20,000	---		---	$18.50	04/25/16	---	---	---	---
and Chief Executive	3,600	14,400	(4)	---	$17.57	06/15/17	---	---	---	---
Officer (CenterState	2,000	18,000	(2)	---	$15.16	02/05/18	---	---	---	---
Bank, N.A.)

	Option awards						Stock awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($#)
name and principal position	exercisable	unexercisable
Thomas E. White,	20,000	---		---	$6.405	04/02/11	---	---	---	---
Subsidiary Bank President	2,000	18,000	(2)	---	$15.16	02/05/18	---	---	---	---
and Chief Executive Officer	---	---		---	---	---	723(5)	$7,295(6)	---	---
(CenterState Bank Central FL)

(1)	These options will vest and became exercisable at a rate of 20% per year commencing on February 5, 2009 and become 100% vested on February 5, 2013.
(2)	These options vest and are exercisable at a rate of 10% per year during the first eight years and 20% during the ninth year.
(3)	These options vest and are exercisable at a rate of 20% per year commencing on December 9, 2009 and become 100% vested on December 9, 2013.
(4)	These options vest and are exercisable at a rate of 10% per year during the first eight years commencing on June 15, 2008 and 20% during the ninth year.
(5)	These are restricted stock grants awarded on December 21, 2009 and become exercisable on December 21, 2011.
(6)	Market value is based on the closing price of the Company common stock at December 31, 2009 ($10.09) times the number of unvested restricted shares.

Option Exercises and Stock Vested

There were no stock awards acquired on vesting during 2009 by any of the named executives. There was vesting of incentive stock options during 2009. These were disclosed in our “Outstanding Equity Awards at December 31, 2009” table and discussed in notes to that table. There were no options exercised by our named executives during 2009.

Stock Option Plans

On April 24, 2007, our shareholders approved the CenterState 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan replaced the 1999 Plan discussed below. The 2007 Plan authorizes the issuance of up to 700,000 shares of the Company common stock. Of this amount, 600,000 shares are allocated to employees, all of which may be issued as incentive stock options, and 100,000 shares are allocated to directors. On April 28, 2009, our shareholders approved an amendment to the 2007 Plan increasing the authorized shares by 650,000 to a total of 1,350,000 shares. During 2009, we granted employee incentive stock options for 145,500 shares, with a weighted average exercise price of $10.15 per share, pursuant to this plan. Options were granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. These options vest within a range of three to nine years. In addition to incentive stock options, we also granted 21,590 shares of restricted stock awards (“RSAs”) pursuant to the 2007 Plan during 2009. The RSAs vest within a range of two to four years.

In 1999, the Company authorized 730,000 common shares for employees of the Company under an incentive stock option and non-statutory stock option plan (the “1999 Plan”). Options were granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant.

Options became 25% vested immediately as of the grant date and continued to vest at a rate of 25% on each anniversary date thereafter until fully vested. At December 31, 2006, there were 104,760 shares available for future grants. There were no stock options granted pursuant to the 1999 Plan during 2007, 2008 or 2009. The 2007 Plan, discussed above, replaced the 1999 Plan. At December 31, 2009 there were 442,174 stock options outstanding which were granted pursuant to the 1999 Plan, of which all are currently exercisable. No future stock options will be granted from this Plan.

In addition to the 1999 Plan, we also assumed and converted the stock option plans of our subsidiary banks consistent with the terms and conditions of their respective merger agreements. These options are all vested and exercisable. At December 31, 2009, they represented exercisable options for 147,990 shares of the Company’s common stock.

In 2004, our shareholders authorized an Employee Stock Purchase Plan (“ESPP”). The number of shares of common stock for which options may be granted under the ESPP is 400,000, which amount shall be increased on December 31 of each calendar year. At December 31, 2009, there were no options outstanding pursuant to this plan, and no activity occurred during 2006, 2007, 2008 and 2009 relating to our ESPP.

All of our equity compensation plans have been approved by our shareholders. Subsequent to the April 24, 2007 approval of the CenterState 2007 Equity Incentive Plan, management froze the 1999 Plan and the ESPP and does not intend to grant future awards from either plan.

A summary of the status of our stock option plans at December 31, 2009 is presented below:

	December 31, 2009
		Weighted
		Average
		Exercise
	Number	Price
Stock Options
Options outstanding, beginning of period	1,224,556	$13.66
Granted	145,500	$10.15
Exercised	(26,974)	$ 6.68
Forfeited	(25,918)	$14.34

Options outstanding, end of period	1,317,164	$13.40

Options exercisable at end of period	668,764	$12.60

Weighted average fair value of options granted during the period per share	$4.12

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders:
Officer and employee stock option plan (1999 Plan) and assumed stock options issued by CenterState Holding Company subsidiary banks that were outstanding as of the time of their acquisition	590,164	$12.20	104,760 (1)
2007 Equity Incentive Plan	727,000	14.38	601,410 (2)
Employee Stock Purchase Plan (“ESPP”)	----	----	1,485,350 (3)
Equity compensation plans not approved by shareholders:	----	----	----
Total	1,317,164	$13.40	2,191,520
(1)	Management has frozen the 1999 Plan and does not intend to grant future awards pursuant to this Plan.
(2)	Also excludes 21,590 shares of restricted stock awards granted pursuant to the 2007 Equity Incentive Plan.
(3)	Management has frozen the ESPP and does not intend to grant future awards pursuant to this Plan.

Pension Benefits

We do not have a defined benefit retirement or pension plan, and do not have a nonqualified defined contribution or other nonqualified deferred compensation plans for our named executives, except for Ernest S. Pinner, our President, Chief Executive Officer and Chairman of the Board. On December 30, 2008, the Company entered into an Executive Deferred Compensation Agreement (“Agreement”) with Mr. Pinner. Pursuant to the terms and conditions of the Agreement, upon Normal Retirement Date, defined as December 15, 2013, Mr. Pinner will be entitled to an annual benefit of $150,000. The Company will distribute the annual benefit to Mr. Pinner in twelve consecutive monthly payments commencing within thirty days following his Normal Retirement Date. The annual benefit will be paid for fifteen years. Refer to Form 8-K Exhibit 10-1 filed on December 31, 2008.

Change in Control

Our named executive officers do not have employment agreements. They do have Change of Control and Severance Agreements which include a change in control payment of 2.5 times their base annual salary. They may also be entitled to an additional payment (i.e. a “Gross-Up Amount”) if either is subject to additional taxes within the meaning of Section 280G of the Internal Revenue Code of 1986 (or any other amended or successor provisions) or is subject to the tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986 (or any other amended or successor provisions). The form of the Change in Control and Severance Agreement for Messrs. Pinner and Antal was filed as Exhibit 10.1 to our Form 8-K dated July 12, 2006. The form of the Change in Control and Severance Agreement for Messrs. Corbett, Pierson and White was filed as Exhibit 10.2 to our Form 8-K dated July 12, 2006 and related amendments filed as Exhibits 10.1, 10.2 and 10.3 to our Form 8-K dated January 13, 2009.

Assuming a change in control occurred on December 31, 2009, our named executives would be eligible, pursuant to their Change in Control and Severance Agreements described previously, for cash payments as listed below. In addition, Mr. Pinner would be eligible for an accelerated payment pursuant to the terms of his Executive Deferred Compensation Agreement discussed above.

	cash payment pursuant to Change in Control and Severance Agreement (2.5x salary)	cash payment pursuant to Executive Deferred Compensation Agreement	potential cash payment for tax gross-up pursuant to section 280G of the Internal Revenue Code
Ernest S. Pinner	$ 875,000	$ 1,366,000	$ 691,000
James J. Antal	$ 475,000	$ ---	$ 187,500
John C. Corbett	$ 525,000	$ ---	$ 208,800
Timothy A. Pierson	$ 485,000	$ ---	$ ---
Thomas E. White	$ 483,500	$ ---	$ ---

DIRECTOR COMPENSATION

We have 13 directors, one of whom is also a named executive officer. Ernest S. Pinner is our Principal Executive Officer, President and CEO. Mr. Pinner is also a director and he is Chairman of our Board of Directors. Mr. Pinner does not receive any director fees. Effective April 1, 2010, Mr. Pinner will begin to receive customary director fees. The remaining 12 directors received fees for attending board meetings and for committee meetings for 2009 as listed below.

Board of Director fees

Each director received a fee of $750 for each meeting attended. They each received a fee of $250 for any telephonic meeting in which they participated. We do not pay retainer fees to any of our directors except those members of the audit committee described below.

Audit Committee fees

Members of our audit committee, except for Mr. Nunez, our designated “financial expert” pursuant to the Sarbanes-Oxley Act of 2002, each received a fee of $700 per meeting attended on days other than board of directors meeting days. If the meeting was held on the same day as a board of directors meeting, they received a fee of $400 for each meeting attended. Each member also receives a fee of $200 for each telephonic meeting in which they participated. In addition, the chairman of the committee receives a quarterly retainer fee of $2,500 and each member receives a quarterly retainer fee of $2,000. Mr. Nunez does not receive fees for attending meetings, but does receive a quarterly retainer fee of $12,000.

Compensation Committee fees

Members of our compensation committee each received a fee of $400 for each meeting attended on days other than board of directors meeting days. If the meeting is held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $250 for each telephonic meeting in which they participated.

Nominating Committee fees

Members of our nominating committee each received a fee of $400 for each meeting attended on days other than board of directors meeting days. If the meeting is held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $250 for each telephonic meeting in which they participated.

Other Director fees

Several of our directors are also directors of one or more of our subsidiary banks. Directors of our subsidiary Banks also receive board of director fees for serving on that subsidiary bank’s board of directors and/or board of director committees. Subsidiary bank board fees paid to our directors during 2009 totaled $204,600 and our included in the DIRECTOR COMPENSATION TABLE below.

Our Board of Directors held 13 meetings during 2009. Five were in person and eight by telephone. Each incumbent director attended at least 75% of our aggregate Board of Director and committee meetings held during the period for which he or she has been a director.

The tables below summarize the number of board meetings and principal committee meetings held during 2009 and the attendance record of each of our directors.

Board of Directors Meetings

	number of meetings held			number of meetings attended
Board of Directors	in person	by telephone	Total	in person	by telephone	total
Ernest S. Pinner (chairman)	5	8	13	5	8	13
James H. Bingham	5	8	13	5	8	13
G. Robert Blanchard, Jr.	5	8	13	4	5	9
C. Dennis Carlton	5	8	13	4	8	12
Frank M. Foster, Jr.	5	8	13	3	8	11
Gail Gregg-Strimenos	5	8	13	4	5	9
Bryan W. Judge, Jr.	5	8	13	5	6	11
Samuel L. Lupfer, IV	5	8	13	5	7	12
Lawrence W. Maxwell	5	8	13	5	6	11
Rulon D. Munns	5	8	13	5	7	12
G. Tierso Nunez, II	5	8	13	5	7	12
Thomas E. Oakley	5	8	13	4	7	11
J. Thomas Rocker	5	8	13	5	8	13

Audit Committee Meetings

	number of meetings held			number of meetings attended
audit committee members	in person	by telephone	total	in person	by telephone	Total
J. Thomas Rocker (chairman)	6	3	9	6	3	9
Thomas E. Oakley	6	3	9	6	3	9
G. Tierso Nunez, II (financial expert)	6	3	9	6	2	8
G. Robert Blanchard, Jr.	6	3	9	3	1	4
C. Dennis Carlton	6	3	9	5	3	8

Compensation Committee Meetings
	number of meetings held			number of meetings attended
compensation committee members	in person	by telephone	total	in person	by telephone	Total
Thomas E. Oakley (chairman)	3	2	5	3	2	5
Bryan W. Judge, Jr.	3	2	5	3	2	5
J. Thomas Rocker	3	2	5	3	1	4
Gail Gregg-Strimenos	3	2	5	3	1	4

Nominating Committee Meetings
	number of meetings held			number of meetings attended
nominating committee	in person	by telephone	total	in person	by telephone	Total
Thomas E. Oakley (chairman)	0	1	1	0	1	1
James J. Bingham	0	1	1	0	1	1
Gail Gregg-Strimenos	0	1	1	0	1	1

Our director compensation for 2009 is shown below in the Director Compensation Table.

Director Compensation Table

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-Equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
James H. Bingham	$11,925	---	---	---	---	---	$11,925
G. Robert Blanchard, Jr.	$18,300	---	---	---	---	---	$18,300
C. Dennis Carlton	$25,150	---	---	---	---	---	$25,150
Frank M. Foster, Jr.	$4,250	---	---	---	---	---	$4,250
Gail Gregg-Strimenos	$5,400	---	---	---	---	---	$5,400
Bryan W. Judge	$10,200	---	---	---	---	---	$10,200
Samuel Lupfer	$8,100	---	---	---	---	---	$8,100
Lawrence W. Maxwell	$8,250	---	---	---	---	---	$8,250
Rulon D. Munns	$10,075	---	---	---	---	---	$10,075
G. Tierso Nunez II	$53,500	---	---	---	---	---	$53,500
Thomas E. Oakley	$22,950	---	---	---	---	---	$22,950
J. Thomas Rocker	$26,500	---	---	---	---	---	$26,500

Ernest S. Pinner is a director and chairman of the board, but he is not shown in the table above. Mr. Pinner’s total compensation is listed in the Summary Compensation Table for our named executives. Mr. Pinner does not receive any director fees or committee fees.

COMPENSATION POLICIES AND PRACTICES

RELATING TO RISK MANAGEMENT

Compensation policies and practices as they relate to the Company’s risk management include the following. First, the Compensation Committee appointed a senior risk officer. The senior risk officer reviewed the Company’s compensation plans and arrangements. The senior risk officer then met with the Compensation Committee two times during 2009 and discussed his findings and conclusion.

The Compensation Committee also hired an independent compensation consulting firm, who also reviewed the Company’s various compensation arrangements. The independent consultant then met with the Compensation Committee with management present and without management present. The consultant reviewed and discussed its finding with the Committee.

Based on the reports and discussions with the Company’s senior risk officer and with the independent compensation consultant, the Committee determined that the Company’s compensation arrangements do not encourage unnecessary risks that could threaten the value of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee certifies that (1) it has reviewed with the senior risk officer the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of CenterState; (2) it has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to CenterState; and (3) it has reviewed the employee compensation plans to eliminate any feature of these plans that would encourage the manipulation of reported earnings of CenterState to enhance the compensation of any employee.

We have an incentive bonus and profit sharing plan for holding company employees and one for subsidiary bank employees. These encompass plans for senior executive officers, other executive officers, non executive officer employees, and a 401K profit sharing plan for all employees, including executives. The overriding corporate or organization control (“tone at the top”) within these plans is that they are guidelines. Incentive compensation payments, such as those contemplated within these plans, are determined by the compensation committee and/or the board of directors, in their sole discretion, as the guidelines are not mandatory or entitlements. Our overall objective is to enhance earnings and grow the business. These guidelines (plans) were created to reward our employees for results consistent with these objectives. This philosophy is the overriding principle in each of our plans, and as such, the Compensation Committee and Board of Directors can modify any compensation plan to mitigate any evolving risk as it deems appropriate. This is the primary control built into our plans preventing the encouragement of senior executives to take unnecessary and excessive risk, and discouraging the manipulation of reported earnings to enhance the compensation of any employee.

In addition to the overriding controls discussed above, commencing in 2010, incentive compensation payments awarded to holding company senior executives and subsidiary bank presidents, pursuant to the these guidelines will be paid as follows, in lieu of a single cash payment. Fifty percent (sixty percent in the case of subsidiary bank presidents) will be paid in cash currently. The remainder will be a potential cash payment two years from the date of the award. The amount of the potential future cash payment will be equal to the award deferred at grant date and shall be increased or decreased based on the change of the closing price of the Company’s common stock, as reported by NASDAQ, between the grant date and the vesting date, two years in the future. In addition, there are several other contingencies placed on the executive. First, he must remain an employee of the Company.

Second, there is a credit gate that has been put in place, which requires the consolidated Company, in the case of holding company executives, and the specific bank subsidiary, in the case of subsidiary bank presidents, to meet certain hurdle rates compared to its peer group with regard to its average NPA ratio (NPA ratio is defined as non-performing assets divided by total assets) over the eight quarters beginning with the date of the award grant and ending on the two year anniversary date. The entire potential cash payment will be paid to the executive on the second year anniversary of the deferred award if the consolidated Company, in the case of holding company executives, and the specific bank subsidiary, in the case of the specific subsidiary bank, had an average NPA ratio in the 60th percentile of its peer group, over the eight quarter period. The executive would receive two-thirds of his potential cash payment if his respective NPA ratio was in the 50th to 59th percentile, one-third if his respective NPA ratio was in the 40th to 49th percentile, and would not receive any of his potential cash payment if his respective NPA ratio was less than the 40th percentile of his peer group. For the purpose of these guidelines, the peer group for the consolidated Company is all publicly traded Florida banks with assets greater than $500 million. The peer group for our subsidiary banks is defined as all Florida banks with assets greater than $100 million and are five years old or older. By holding back a portion of the annual bonus payment, and making the payment contingent upon credit quality metrics, helps mitigate potential unnecessary risks and the potential for manipulation of reported earnings to enhance the compensation of the employee.

Holding Company Incentive Bonus and Profit Sharing Plan

Senior Executive Officers: Potential payments are determined based on two components. The first, and largest component, is based on consolidated net income, measured by return on average assets (“ROA”). No payments are made for consolidated ROA of less than 0.40%. Potential payments are a derivative of both the ROA and the size of the average assets. As such, it encourages both earnings and growth. As ROA increases, potential payments increase, and, as average assets increase, potential payments also increase, given a constant ROA. For ROA amounts beyond 1.60%, payments continue to increase, but at diminishing amounts. The second component is growth, measured as a percentage increase comparing the current year’s average assets to the prior years. Several years ago, our board of directors desired to encourage our senior executives, and all employees, to grow the business organically and through acquisitions, and not focus completely on current year’s earnings at the expense of future growth. No payments are made for growth rates less than 4%, potential payments continue but at a diminishing amount after 18% and no additional payment is made for any growth rate beyond 25%.

All other employees of the Holding Company including officers not identified as senior executive officers: Potential payments are based on two components. The first component is based on consolidated ROA. No payments are made for ROA of less than 0.40%. If the consolidated ROA is 0.40%, the individual’s potential payment is 2% of his/her annualized salary. The maximum the individual can potentially receive is 10.50% of his/her annual salary, and that will occur when the consolidated ROA is 1.30% or greater. The second component is average asset growth rate. There are no payments for growth rates below 4%. The maximum the individual can potentially receive for this component is 1% of their annualized salary, and that occurs when the consolidated growth rate is 15% or greater. Combined, the maximum potential cash bonus payment pursuant to these guidelines any employee in this group can receive is 11.50% of his/her annualized salary.

401K profit sharing payments: All Holding Company employees are included in this group. This profit sharing payment is made in the form of a Company contribution to the employee’s 401K Plan. The payment is based on a percentage of the employee’s “qualifying compensation” as defined in the

Company’s 401K Plan. (Qualifying compensation is W2 cash compensation less any cash bonus payments after the employee has been employed for six months.) These potential contribution payments are based on only one component, consolidated ROA. No contributions are made for consolidated ROA of less than 0.20%. If the consolidated ROA is 0.20% the employee’s potential contribution is equal to 2% of his/her qualifying compensation. The contributions increase as ROA increases. The maximum contribution that can occur pursuant to these guidelines is 10% which occurs when consolidated ROA is 1.30% or greater.

Subsidiary Bank Incentive Bonus and Profit Sharing Plan

President and Chief Executive Officers: Potential payments are determined based on two components. The first, and largest component, is based on the subsidiary bank’s net income, measured by return on average assets (“ROA”). In the case of the subsidiary banks, ROA and average asset growth rates are modified such to exclude the effects of purchase accounting adjustments required by generally accepted accounting principles, such as goodwill and core deposit intangibles. No payments are made for ROA of less than 0.60%. Potential payments are a derivative of both the ROA and the size of the average assets. As such, it encourages both earnings and growth. As ROA increases, potential payments increase, and, as average assets increase, potential payments also increase, given a constant ROA. For ROA amounts beyond 1.50%, payments continue to increase, but at diminishing amounts. The second component is growth, measured as a percentage increase comparing the current year’s average assets to the prior years. Several years ago, our board of directors desired to encourage our senior executives, and all employees, to grow the business organically and through acquisitions, and not focus completely on current year’s earnings at the expense of future growth. No payments are made for growth rates less than 4%, potential payments continue but at a diminishing amount after 20% and no additional payment is made for any growth rate beyond 25%.

Officer cash pool for each subsidiary bank: This officer cash pool is allocated to each subsidiary bank to be used at the discretion of that bank’s CEO. The individual CEO can distribute payments from this pool to any officers they feel contributed the most to their bank’s success. The subsidiary bank CEO can use any metric (or no metric) as he chooses, it’s totally at his discretion. The methodology used to compute this pool amount is the same as the metrics used to compute the subsidiary bank’s president and CEO bonus payment, except that it is approximately twice the size.

Employee cash bonus payments for each subsidiary bank: These payments are for officer and non officer employees of the subsidiary bank who are not included in the officer pool, discussed above. Potential payments are based on two components. The first component is based on ROA. No payments are made for ROA of less than 0.40%. If the ROA is 0.40%, the individual’s potential payment is 1% of his/her annualized salary. The maximum the individual can potentially receive is 3% of his/her annual salary, and that will occur when the ROA is 1.10% or greater. The second component is average asset growth rate. There are no payments for growth rates below 4%. The maximum the individual can potentially receive for this component is 1% of their annualized salary, and that occurs when the growth rate is 15% or greater. Combined, the maximum potential cash bonus payment pursuant to these guidelines any employee in this group can receive is 4% of his/her annualized salary.

401K profit sharing payments: All employees of the subsidiary bank are included in this group. This profit sharing payment is made in the form of a Company contribution to the employee’s 401K Plan. The payment is based on a percentage of the employee’s “qualifying compensation” as defined in the Company’s 401K Plan. (Qualifying compensation is W2 cash compensation less any cash bonus payments after the employee has been employed for six months.) These potential contribution payments are based on only one component, ROA. No contributions are made for ROA of less than 0.40%. If the subsidiary bank’s ROA is 0.40% the employee’s potential contribution is equal to 2% of his/her qualifying compensation. The contributions increase as ROA increases. The maximum contribution that can occur pursuant to these guidelines is 10% which occurs when ROA is 1.50% or greater.

CenterState Shared Services (“CSS”): CSS is a second tier wholly owned subsidiary. Each of our four subsidiary banks owns an equal amount of CSS. CSS provides item process, statement rendering and IT services to each of our banks. CSS is not a profit center and has no formal written incentive, bonus or profit sharing plan. However, incentive compensation, if any, is determined based on the discretion of the subsidiary’s President and approved by their board of directors which is comprised of the Company’s four subsidiary bank presidents.

Several of our banks also make incentive payments to certain branch managers and commercial lenders, based on the net growth of non time deposit (core deposits) in their portfolio. We also have several single family mortgage originator employees who receive a commission based on their production. Most of this production is sold before it’s originated, however, a small portion is placed in our own portfolio. We do not pay commissions or bonus payments to any of our commercial lenders based on loan production. The small amount that is paid on certain single family production that is included in our loan portfolio is immaterial. We also have commissioned bond salesmen in our correspondent banking division. Their compensation is variable based. They buy and sell bonds for their financial institution customers. The spread they earn between the buy and sell is split between the Company and the salesmen. The more the Company earns, the more the employee is paid. The Company does not portfolio any of these trades and takes no market or interest rate risk. There is a small trading portfolio at one of our banks, which only one individual is the trader, and this activity is monitored by our lead subsidiary bank.

In addition, our Compensation Committee hereby states that it has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Thomas E. Oakley, Chairman

J. Thomas Rocker

Bryan W. Judge

Gail Gregg-Strimenos

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Oakley, Rocker, Judge and Ms. Gregg-Strimenos, all of whom are independent non-management directors. None of the Compensation Committee members has served as an officer or employee of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any entity, which has an executive officer or director serving as a member of the Company’s Board of Directors.

CERTAIN RELATED TRANSACTIONS

Our subsidiary Banks have outstanding loans to certain of our directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the banks and did not involve more than the normal risk of collectibility or present other unfavorable features.

Our Board of Directors has adopted a written policy with respect to related party transactions. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect interest, other than (i) transactions available to all employees or customers generally, (ii) transactions involving less than $25,000 when aggregated with all similar transactions, or (iii) loans made by our subsidiary banks in the ordinary course of business, on substantially the same terms, including rates and collateral as those prevailing at the time for comparable loans with persons not related to the lending bank, and not involving more than a normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction may be consummated or may continue only if (i) our Audit Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the transaction is approved by the disinterested members of our Board of Directors, or (iii) the transaction involves compensation that has been approved by our Compensation Committee.

A copy of this policy is included on our website at www.centerstatebanks.com. All related party transactions since January 1, 2009 which were required to be reported in this Proxy Statement were approved by either, the Audit Committee, the Board of Directors or the Board of Directors of the subsidiary bank at which the transaction occurred.

We purchase substantially all of our business insurance from a company at which director Lupfer was a divisional president and in which he had an ownership interest. On January 1, 2009, Mr. Lupfer sold his interest in the company, resigned from its board of directors and ceased being an executive officer. Mr. Lupfer currently is an employee of the insurance company and the transactions between CenterState and his employer did not exceed $120,000 during 2009.

We also have various business relationships with Mr. Maxwell. Several branch offices are leased from Mr. Maxwell or companies he controls. During 2009, we paid approximately $163,000 in lease payments to director Maxwell, or companies he controls. In addition, we paid approximately $12,000 for marketing services to a Company he controls. Directors Pinner, Oakley and Foster are also on an advisory board of a real estate related company that is owned and controlled by Mr. Maxwell. Mr. Maxwell has reported that directors Pinner, Oakley and Foster do not receive any fees or compensation for serving on this board.

Several of our subsidiary banks paid legal fees of approximately $147,000 during 2009 to a firm at which director Munns is a partner.

Lastly, director Bingham purchased bank owned land from one of our subsidiary banks for approximately $93,000 during 2009.

NOMINATING COMMITTEE

We have established a nominating committee of the Board of Directors consisting of directors Oakley (Chairman), Bingham and Gregg-Strimenos, each of whom is an independent director as defined under the rules of the National Association of Securities Dealers. The committee held one meeting during 2009. The nominating committee operates pursuant to a written charter that has the exclusive right to recommend candidates for election as directors to the Board. A copy of this charter is included on the Company’s website at www.centerstatebanks.com. We do not have a formal diversity policy. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experience, their business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, candidates must be aware of the director’s vital part in our good corporate citizenship and corporate image, have time available for meetings and consultation on CenterState matters, and be willing to assume broad, fiduciary responsibility. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The nominating committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders. The nominating committee will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to our President at our principal executive offices not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed our proxy materials to shareholders for the preceding year’s annual meeting of shareholders. The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in the solicitation of proxies for the election of such nominee as a director pursuant to the Securities and Exchange Commission’s proxy rules. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Our Board has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to our Board of Directors at 42745 U.S. Highway 27, Davenport, Florida 33837, attention: President and Chief Executive Officer. All communications will be compiled by the President and Chief Executive Officer and submitted to the members of the Board.

AUDIT COMMITTEE REPORT

Our Board of Directors has an Audit Committee which consists of Messrs. Rocker, Oakley, Nunez, Blanchard and Carlton each of whom is an independent director pursuant to the independence standards of the Sarbanes-Oxley Act of 2002, and the Nasdaq rules. The Committee members served for the entire year of 2009. Mr. Nunez, has been designated a “financial expert” pursuant to the provisions of the Sarbanes-Oxley Act of 2002. The board of directors has deemed Mr. Nunez properly qualified and that he meets the criteria for “financial expert” as defined by the Sarbanes-Oxley Act of 2002. The Committee held nine meetings during 2009. The Audit Committee of the Board is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. A copy of this Audit Committee charter is included in the Company’s website at www.centerstatebanks.com.

The Audit Committee has implemented procedures under an Audit Committee Pre-Approval Policy on Audit and Non-Audit Services to insure that all audit and permitted non-audit services provided to

CenterState are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of an independent accountant for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by CenterState’s independent accountant. Any pre-approved services exceeding the pre-approved monetary limits requires specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. All of the audit-related, tax and all other services provided by Crowe Horwath LLP to CenterState in 2009 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. A copy of the Pre-Approval Policy is included in the Company’s website at www.centerstatebanks.com.

The responsibilities of the Audit Committee include recommending to the Board an auditing firm to serve as our independent auditors. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with our management, our internal audit personnel and the independent auditors regarding the following:

•	the plan for, and the independent auditors’ report on, each audit of our financial statements, and

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules

This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter. The Audit Committee also considered and concluded that the independent auditor’s provision of non-audit services in 2009 was compatible with applicable independence standards.

Management is responsible for the preparation and presentation of our financial statements and its overall financial reporting process and, with the assistance of our internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws.

The Audit Committee is responsible for recommending to the Board that our financial statements be included in our annual report. The Committee took a number of steps in making this recommendation for 2009. First, the Audit Committee discussed with our independent auditors, those matters the auditors communicated to the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the auditor’s independence with the auditors and received a letter from the auditors regarding independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. This discussion and disclosure informed the Audit Committee of the auditor’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with our management and the auditors, our audited financial statements as of, and for the year ended, December 31, 2009.

Based on the discussions with the auditors concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to our Board that our Annual Report on Form 10-K include these financial statements.

Audit Committee

J. Thomas Rocker, Chairman

G. Tierso Nunez II

Thomas E. Oakley

G. Robert Blanchard, Jr.

C. Dennis Carlton

INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has the authority to select the independent public accountants to audit our consolidated financial statements for the current year ending December 31, 2009. Crowe Horwath LLP (formerly Crowe Chizek and Company LLC) has audited our consolidated financial statements for the three year period ending December 31, 2009 and the Audit Committee has selected the firm to audit our consolidated financial statements for the current year ending December 31, 2010. We anticipate that a representative of Crowe Horwath LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from the shareholders.

Fees Paid to the Independent Auditor

The following sets forth information on the fees paid by us to Crowe Horwath LLP for 2009 and 2008.

	2009	2008
Audit fees	$ 241,500	$ 236,975
Audit-related fees	65,600	---
Tax fees	---	---

Subtotal	307,100	236,975
All other fees	---	10,509

Total fees	$ 307,100	$ 247,484

Services Provided by Crowe Horwath LLP

All services rendered by Crowe Horwath LLP in 2009 and 2008 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. Pursuant to SEC rules, the fees paid to Crowe Horwath for services are disclosed in the table above under the categories listed below.

1)	Audit Fees – These are fees for professional services performed for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)	Audit-Related Fees – These are fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. In 2009 these fees were for services performed related to the Company’s two shelf registrations, capital offering and other related services. There were no such fees in 2008.

3)	Tax Fees – These are fees for professional services performed by Crowe Horwath with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for us and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items. No such services were performed in 2009 or 2008.

4)	All Other Fees – These are fees for other permissible work performed by Crowe Horwath that do not meet the above category descriptions.

These services are actively monitored (both as to spending level and work content) by our Audit Committee to maintain the appropriate objectivity and independence in the core work of Crowe Horwath, who are the auditors of our consolidated financial statements.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Proposals of our shareholders intended to be presented at our 2011 Annual Meeting of Shareholders must be received by us at our principal executive office on or before December 1, 2010, in order to be included in our proxy statement and form of proxy relating to the 2011 Annual Meeting of Shareholders.

SECTION 16(a) REPORTING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of CenterState common stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. To our knowledge, based solely upon a review of forms furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2009, all Section 16(a) filings applicable to our officers and directors were complied with in a timely fashion.

OTHER INFORMATION

Proxy Solicitation

The cost of soliciting proxies for the Annual Meeting will be paid by us. In addition to solicitation by use of the mail, proxies may be solicited by our directors, officers, and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made to furnish copies of proxy materials to custodians, nominees, fiduciaries and brokerage houses for forwarding to beneficial owners of CenterState common stock. Such persons will be paid for reasonable expenses incurred in connection with such services.

Miscellaneous

Our management does not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy and acting thereunder will vote on such matters in accordance with the recommendation of our Board of Directors.

Upon the written request of any person whose proxy is solicited by this proxy statement, we will furnish to such person without charge (other than for exhibits) a copy of our Annual Report on Form 10-K for its fiscal year ended December 31, 2009, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Written requests may be made to CenterState Banks, Inc., 42745 U.S. Highway 27, Davenport, FL 33837, Attention: James J. Antal.

CENTERSTATE BANKS, INC.

REVOCABLE PROXY

ANNUAL MEETING, MAY 10, 2010

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2010.

The undersigned hereby appoints C. Dennis Carlton and J. Wayne Stewart, or either of them with individual power of substitution, proxies to vote all shares of the common stock of CenterState Banks, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Omni Orlando Resort at ChampionsGate, 1500 Masters Boulevard, ChampionsGate, Florida 33896, on Monday, May 10, 2010, at 10:00 a.m., and at any adjournment thereof.

SAID PROXIES WILL VOTE ON THE PROPOSAL SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED BELOW. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, SAID PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

1.		ELECTION OF DIRECTORS

	☐	FOR the election of directors of all nominees listed	or	☐	WITHHOLD AUTHORITY
		below (except as marked to the contrary below)			to vote for all nominees listed below

JAMES H. BINGHAM	G. ROBERT BLANCHARD, JR.	C. DENNIS CARLTON
FRANK M. FOSTER, JR.	BRYAN W. JUDGE	SAMUEL L. LUPFER IV
LAWRENCE W. MAXWELL	RULON D. MUNNS	G. TIERSO NUNEZ II
THOMAS E. OAKLEY	ERNEST S. PINNER	J. THOMAS ROCKER
GAIL GREGG-STRIMENOS

(INSTRUCTION: To withhold authority to vote for any of the above listed nominees, please strike a line through that individual’s name)

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MAY 10, 2010 SHAREHOLDER MEETING: OUR PROXY STATEMENT AND 2009 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.CENTERSTATEPROXY.COM

Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SHARES

DATED: , 2010

Signature

Signature if held jointly

Please print or type your name

☐	Please mark here if you intend to attend the Annual Meeting of Shareholders.